Amendment No.5

                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  NANNACO, INC.
                                  ------------
             (Exact Name of Registrant as Specified in its Charter)

              TEXAS                   1799                74-2891747
              -----                   ----                ----------
     (State of Incorporation)   (Primary Standard    (IRS Employer ID No.)
                               Classification Code)

                16410 Blanco Road, Suite 4, San Antonio TX 78232
                                 (210) 545 3570
              -----------------------------------------------------
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                               Andrew DeVries III
                         16410 Blanco Road, Suite 4,
                              San Antonio TX 78232
                                 (210) 545 3570
             -------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each                         Proposed         Proposed
class of             Amount           Maximum          Maximum            Amount of
securities           to be            offering price   aggregate          registration
to be registered     registered       per share        offering price     fee
--------------------------------------------------------------------------------------
Common Stock of
Selling Securities
Holders              1,495,000         $1.00           $1,495,000          $400.66

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE EXHIBIT INDEX APPEARS ON PAGE II-6 OF THE SEQUENTIALLY NUMBERED PAGES OF THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT, INCLUDING EXHIBITS, CONTAINS 71 PAGES.

NANNACO INC.

CROSS REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM SB-2

ITEM  REGISTRATION STATEMENT HEADING            LOCATION IN PROSPECTUS

1.  Forepart of Registration Statement and     Outside Front Cover Page of
    Outside Front Cover Page of Prospectus      Prospectus
2.  Inside Front and Outside Back Cover
    Pages of Prospectus                        Inside Front and Outside Back
                                               Cover Pages of Prospectus
3.  Summary Information and Risk Factors       Prospectus Summary; Risk Factors
4.  Use of Proceeds                            Not Applicable
5.  Determination of Offering Price            Outside Front Cover of Prospectus
                                                 and Selling Securities Holders
                                                 Plan of Distribution
6.  Dilution                                    Market for Nannaco's Common
                                                 Stock and Related Stockholder
                                                 Matters
7.  Selling Security Holders                   Selling Securities Holders
8.  Plan of Distribution                       Selling Securities Holders Plan
                                                 of Distribution
9.  Legal Proceedings                          Not Applicable
10. Directors and Executive Officers           Management
11. Security Ownership of Certain
    Beneficial Owners and Management           Security Ownership of Management
                                                 and Principal Shareholders
12. Description of the Securities to be
    Registered                                 Prospectus Summary; Description
                                                 of Securities; Outside Front
                                                 Cover of Prospectus;
13. Interest of Named Experts and Counsel      Not Applicable
14. Statement as to Indemnification            Indemnification
15. Organization within 5 Years                Business of Nannaco
16. Description of Business                    Business of Nannaco
17. Management's Plan of Operation             Business of Nannaco
18. Description of Property                    Business of Nannaco
19. Certain Relationships and Related
    Transactions                               Transactions with Management
20. Market for Common Equity and
    Related Stockholder Matters                Market for Nannaco's Common
                                                 Stock and Related Stockholder
                                                 Matters
21. Executive Compensation                     Executive Compensation
22. Financial Statements                       Financial Statements
23. Changes in and Disagreements With
    Accountants                                Not Applicable

                                   Prospectus

                                  Nannaco Inc.

1,495,000 shares of common stock offered by the selling securities holders.

These selling securities holders are individually offering their shares.


The price of the shares and the number of shares sold will be determined by each selling securities holder.

There is no time limit for the selling securities holders to sell the shares.

There are no minimum purchase requirements or escrow arrangements.

The selling securities holders may sell their shares in privately negotiated transactions or in market transactions if a market develops.

No underwriters have been engaged to sell the shares for the selling securities holders.

Nannaco Inc., is not offering these shares for sale and will not receive any proceeds from the sale of the Shares.

The shares are not presently traded on any recognized exchange or market.

These are speculative securities involving a high degree of risk. These shares should be purchased only by persons who can afford to lose their entire investment. Please see Risk Factors, page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NANNACO LOGO

The date of this Prospectus is  ___________, 2001

                               Prospectus Summary


Securities Offered

This Prospectus describes the offering of 1,495,000 shares of Nannaco common stock by the named selling securities holders. These shares may be sold by their holders from time to time at prevailing market prices. There are no minimum purchase requirements. There are no escrow provisions with respect to the offering by the selling securities holders. No underwriters or brokers have been engaged to sell the shares for the selling securities holders.

Nannaco will not receive any of the proceeds from any sale of the selling securities holders shares.


The Business of Nannaco Inc.

Our primary business is providing individualized service solutions for residential, commercial, historical group, and environmental customers. Our area of expertise is exterior surface maintenance and restoration. Our services vary greatly depending upon customer need. We preserve, restore, clean, seal, and/or wash practically any exterior surface, vehicle fleet, or heavy machinery. Our cleaning and surface preparation services utilize countless task-specific combinations of water, cleaning agents, pressure, heat, steam, abrasion, and mechanical or chemical etching techniques. We also seal nearly any wooden or masonry surface with the best oil-based, penetrating wood sealer available and encapsulating silicone and/or acrylic-based stone sealers also of the highest quality. We have obtained our state and federal licenses to operate as a hazardous waste handler to clean and remove contaminated salt water used to clean oil drilling and production equipment and expect to begin our hazardous waste site remediation services during 2002.


Selected Financial Data

                         12 Months Ended              12-Months Ended
                          Sept. 30, 2001                Sept. 30, 2000

Net Sales                   $290,917                     $274,638

Income (Loss)              ($753,110)                 ($2,918,691)

(Loss) per Share              ($0.05)                      ($0.29)

Total Assets                $330,697                     $700,926

LT Debt                     $739,206                     $111,944

Shareholder Eq              (408,509)                    $334,601

Out. Shares               14,957,600                   14,957,600

                                  Risk Factors
                                  ------------

Investment in the shares offered involves a high degree of risk. Prospective purchasers should consider carefully the following risks as well as the other information in this Prospectus.

Our plan of operation calls for additional capital to facilitate growth and support long-term development and marketing programs. It is likely that we will seek additional financing through subsequent future public or private sales of our securities, including equity securities. We may also seek funding for the development and marketing of our services through strategic partnerships and other arrangements with investment partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us, if at all. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available, we may be required to curtail one or more of our future programs.

Potential liability for violations of the Securities Act of 1933 may increase our losses and hinder our liquidity for the development of our business.

In December 2000, we sold three convertible debentures with a total principal amount of $345,500 to three entities. The sale of these debentures was made after we had filed the registration statement with the U.S. Securities and Exchange Commission for the public offering described in this prospectus. As a result the exemption from registration which we relied upon for the sale of the debentures may not have been available resulting in the sale of the debentures to have been in violation of section of the Securities Act of 1933. The debenture holders would have the right to demand rescission of their investments. If any of these debenture holders demand rescission, we could be liable to repay the debentures as well as attorneys fees and possible other incidental damages. In addition, we could face civil penalties from state and federal securities law enforcement agencies. If rescission is demanded and or penalties are imposed it would have a materially adverse effect upon our financial condition by increasing our losses. Rescission and or the imposition of penalties would also have a materially adverse effect upon the development of our business as funds otherwise available for development purposes would be required to be expended for the rescission and or penalties. In November 2001, the debentures were converted into 377,742 shares of common stock.

We face high insurance risks and the possiblity of uninsured losses and this may prevent profitability.

There are certain risks associated with companies engaged in businesses involving pressure cleaning, pre-coating and surface preparation, chemical coating and historical preservation. The use of pressure machinery and chemicals exposes us to potential liability if substances are inappropriately used. Additionally, we could be exposed to certain risks for environmental damage and manufacturer's and workers' liability costs. The combined insurance risks and the possibility of uninsured losses could cause us irreparable financial harm and force us to liquidate all or part of our assets. If that happens, investors could lose all or part of their investment.

The lack of a public market for our common stock may cause an investor to have difficulty reselling the shares.

Our common stock is not presently listed for trading on any recognized exchange or market and it is not certain that a market for the shares will develop. Investors may have to indefinitely hold their shares and may have difficulty selling their shares.

Governmental regulation of our environmental remediation services may result in substantially increased operating costs and a material adverse effect on our financial condition

Our environmental remediation services are subject to extensive federal, state and local laws and regulations on the handling and disposal of hazardous wastes. Operating permits are generally required by federal and state environmental agencies for the third parties who will contract for our remediation services. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify, or deny issuance or renewal of these permits. It is generally our customers who must obtain such permits, if applicable, and not us. However in the event we would ssek or be required to obatin our own operating permits we would be required to commit significant human and capital resources which could result in increased operating costs. Such expenditures can be substantial and accordingly could have a material adverse effect on our financial condition.

Potential liability from our contaminated soil and water removal and hauling services may result in substantially increased operating costs and possibly uninsured losses.

Environmental laws regulate, among other things, the transportation, storage, handling and disposal of waste. Moreover, so-called "toxic tort" litigation has increased markedly in recent years as persons allegedly injured by chemical contamination seek recovery for personal injuries or property damage. These legal developments present a risk of liability should we be deemed to be responsible for contamination or pollution caused or increased by any remediation services provided by us, or for an accident which occurs in the course of remediation or cleanup efforts. There can be no assurance that our policy of establishing and implementing proper procedures for complying with environmental regulations will be effective at preventing us from incurring a substantial environmental liability. If we were to incur a substantial uninsured liability for environmental damage, our financial condition could be materially adversely affected.

Furthermore, we may from time to time become subject to governmental enforcement proceedings and resulting fines or other sanctions and may incur penalties. Such expenditures could be substantial and accordingly could have a material adverse effect on our financial condition. We presently have the ability to perform soil remediation and recycling services that meet applicable federal and state standards for the delivery of such services, and the standards for the level of contaminant removal. The government can, however, impose new standards. If new regulations were to be imposed, we may not be able to comply in either the delivery of services, or in the level of contaminant removed from the soil.

Where You Can Get Additional Information

Nannaco will be subject to and will comply with the periodic reporting requirements of Section 12(g) of the Securities Exchange Act of 1934. Nannaco will furnish to its shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent certified public accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, a part of the Registration Statement as well as our periodic reports may be inspected at the public reference facilities of the U.S. Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, or at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 0007. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates or from the Commission's website "www.sec.gov" through its EDGAR database. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Our actual results may differ materially from those anticipated in these forward-looking statements. Amounts presented here have been rounded to the nearest $1,000.

Nannaco's objective is to maximize shareholder value by focusing on growth, product innovation and profitability. The following discussion highlights the Nannaco's performance and should be read in conjunction with the Consolidated Financial Statements and related notes included therein.

Overview
--------

We have been in operation since October 1998, beginning with pressure washing surfaces. Since that time we have expanded to include our residential services, other commercial services, and vehicle cleaning. Beginning in the current fiscal year, we have begun contaminated soil and water removal and hauling services.



Results of Operations for Fiscal Year Ended September 30, 2001 Compared to Fiscal Year Ended September 30, 2000

We had income from operations of $291,000 for the fiscal year ended September 30, 2001 and $275,000 for the fiscal year ended September 30, 2000. Cost of Sales was $400,000 for fiscal 2001 as compared to $487,000 for fiscal 2000. The decrease in cost of sales is due to better management of labor and supply costs per job. Cost of goods sold exceeded revenues because of the increased personnel expenses, including hazardous waste handling training in the first half of the fiscal year. We believe we have improved are cost of sales management to achieve positive cash flow from operations during the current fiscal year.

Administrative and general expenses were $547,810 for fiscal 2001 as compared with $2,781,000 for fiscal 2000. The 2000 general and administrative expense were due to several expense items which are expected to be non-recurring. These are:

     $ 72,000 paid in commissions on the private placements of our securities, $ 50,000 recorded as the expense for the issuance of 50,000 shares of our common stock or services,
     $435,000 recorded as an expense of settling potential litigation, $509,000 recorded for the conversion of debt to common stock, $999,000 recorded for the gift of Andrew DeVries, our president and majority stockholder,
     $140,000 of bad debt expense and
     $ 35,000 for legal fees in connection with securities law compliance.

The $50,000 recorded in 2000 was expense for the issuance of 50,000 shares of our common stock or services and $999,000 recorded in 2000 was an expense for the gift of Andrew DeVries, our president and majority stockholder were so recorded because $1.00 per share was the estimated fair market value of the shares based upon the most recent price at which we had issued shares for cash. Mr. DeVries'es gift of shares was recorded as an expense on the assumption that due to his control position, an expense should be taken by Nannaco to reflect the fair market value of the shares.,

The $435,000 recorded in 2000 as an expense for settling of potential litigation arose as a result of transactions with a promoter wherein we believe Harold Crum, a resident of Houston, Texas, fraudulently solicited, received and kept investments from four individuals who believed they were making an investment in Nannaco. Please see "Transaction with a Promoter", page 23. In June 1999 we promised to pay the four individuals a total of $227,000. The promise to pay were given in consideration of the individuals' agreement to hold Nannaco harmless for any liability under federal and state securities laws and common law resulting from their payments to Harold Crum. In April 2000, the individuals agreed to convert the debt into common stock of Nannaco at an effective conversion price of $0.50 per share. A total of 434,000 shares were issued for conversion of these debts. We recorded $435,000 as an expense for the issuance of these shares because $1.00 per share was the estimated fair market value of the shares based upon the most recent price at which we had issued shares for cash.

We had a net loss from operations of $655,000 in fiscal 2001 as compared to a net loss from operations of $2,994,000 for fiscal 2000. The decrease in the net loss is primarily due to the non-recurring expenses of $2,133,000 in 2000 detailed above which contributed to greater general and administrative expenses and what we believe to be better operational cost management.

Our revenues are derived from the various services we provide. Our residential services include wood restoration, stone restoration, sealing and pressure cleaning. These had revenues in the fiscal year ended September 30, 2001 and the fiscal year ended September 30, 2000 as follows:

                                            2001           2000
                                    --------------------------------
         Wood Restoration                 $72,000        $47,000
         Stone Restoration                 33,500        $19,000
         Sealing                           54,000        $92,000
         Pressure Cleaning                 13,000        $13,000

Our commercial services include pressure cleaning, environmental services such as fleet cleaning and vent hood cleaning and historical restoration. The environmental services do not include contaminated soil and water removal and hauling services which is not expected to produce revenues until the third quarter of the current fiscal year. Please see Plan of Operation below. These commercial services had revenues in the fiscal year ended September 30, 2001 and the fiscal year ended September 30, 2000as follows:
                                            2001            2000
                           -------------------------------------------

         Pressure Cleaning                 15,500          $18,000
         Fleet and Hood Cleaning           54,000          $68,000
         Historical Restoration            15,500          $20,000

The decrease in commercial revenue is also a reflection of the allocation of advertising resources to residential wood and stone restoration. The increase in wood and stone restoration revenue is due to our increased advertising for these services. The decrease in sealing revenue is a result of our not advertising this service in favor of advertising stone restoration.

Liquidity and Capital Resources for Fiscal Year Ended September 30, 2001 Compared to Fiscal Year Ended September 30, 2000

For the fiscal year ended September 30, 2001 we had current assets of $49,000 while in the fiscal year ended September 30, 2000, we had current assets of $449,000. The decrease in current assets is a result of the sale of mutual funds in $268,000 and the use of pre-paid deposits of $115,000 and Fixed assets in fiscal 2001 were $162,000 as compared to fixed assets of $200,000 for fiscal 2000.

We had current liabilities of $622,000 in fiscal 2001 and $328,000 for fiscal 2000 while long term liabilities were $21,000 in fiscal 2001 as compared with $29,000 in fiscal 2000. The increase in current liabilities is due primarily to the convertible notes sold in December 2000 which are discussed below.

In December 2000, we issued three convertible promissory notes totaling $345,500 of principal. The notes matured in September 2001, accrue interest at ten percent per annum and are convertible into common stock at the five day average closing bid price for our common stock. The sale of these debentures was made after we had filed the registration statement with the U.S. Securities and Exchange Commission for the public offering described in this prospectus. As a result the exemption from registration which we relied upon for the sale of the debentures may not have been available resulting in the sale of the debentures to have been in violation of section of the Securities Act of 1933. The debenture holders would have the right to demand rescission of their investments. If any of these debenture holders demand rescission, we could be liable to repay the debentures as well as attorneys fees and possible other incidental damages. In addition, we could face civil penalties from state and federal securities law enforcement agencies. If rescission is demanded and or penalties are imposed it would have a materially adverse effect upon our financial condition by increasing our losses. Rescission and or the imposition of penalties would also have a materially adverse effect upon the development of our business as funds otherwise available for development purposes would be required to be expended for the rescission and or penalties. In November 2001, the debentures were converted into 377,742 shares of common stock. As of the date of this prospectus, none of the debenture holders have demanded rescission.


Our contaminated soil and water removal and hauling services is expected to improve our liquidity, however no assurances can be made that liquidity will in fact improve. Recently enacted Texas legislation requires the state to pay for the remediation of abandoned or closed oil or gas well drilling sites which have pits and ponds of used waste water and drilling sludge. During the fourth quarter of fiscal 2000 we have obtained the necessary U.S. Department of Transportation and Texas registrations to act as a sub-contractor to a fully licensed provider of remediation services and anticipate obtaining contracts for specific sites. Presently we are only licensed to provide sub-contractor services as and when we are selected to provide sub-contractor services for contaminated soil and water removal and hauling.


We have not yet obtained our first contracts for contaminated soil and water removal and hauling services and expect our first clean up contracts during fiscal 2002. Revenue from these contracts is expected to be realized monthly based upon invoices for services rendered and quantity of materials removed.




Weather can and does play a significant factor in revenue and liquidity. Throughout the summer of 2000, we were faced with the prospect of water shortages which could have resulted in forced curtailment of operations due to either higher water cost or actual restrictions on outdoor use. During the fall of 2000 and in the winter of 2001, extensive rainfall limited the work that could be performed out of doors.

Plan of Operations
------------------

We intend to achieve profitability through increased revenue and decreased expenses. During the past fiscal year we hired the personnel we consider necessary to expand our residential and commercial services as well as enter into the hazardous waste remediation business including marketing expertise. Residential and commercial services will remain our primary business focus for the next year. While we believe the hazardous waste remediation business will develop into a substantial portion of our business we believe the development will be incremental over the next year as we establish our name and reputation as a service provider in this business. In April 2001, our executive officers and directors accepted a fifty percent salary reduction to realize an approximate $48,000 per quarter savings on compensation expense.

The private placements completed in July 2000 and December 2000 provided net proceeds of approximately $1,700,000 which we used to pay operating expenses and to acquire additional equipment required for expanded residential and commercial services as well as our projected hazardous waste site remediation services. We anticipate needing to raise approximately $150,000 in additional capital over the next six to twelve months primarily for marketing purposes. We intend to make private placements of our equity securities as well as seeking traditional debt financing when available.

Our residential and commercial services marketing plan includes the following provisions:

      Publish testimonials from satisfied clients in trade journals
      Publish and distribute residential promotional literature, information articles, and advertisements appearing in special interest publications such as home guides
      Participate in appropriate trade shows, premise sales calls, and demonstrations of select services.
      Zip code targeted mailing for residential services
      Targeted mailing and marketing to the Texas Historical Society
      Personal sales calls for fleet washing services in our market area Commission based telemarketing of residential services
      Radio advertisement and endorsement on a Home Improvement Show

Since February 2001 we have tendered over fifty commercial services bids with an average price of $3,800. As of December 1, 2001 bids for approximately $1,480,000 have been accepted and work has begun or is scheduled. Based upon our past experience, we anticipate having about 60% or higher of the bids accepted. In addition, we continue to seek out and submit additional bids and repeat customer business.

Our plan of operations for our contaminated soil and water removal and hauling services has been to first obtain the necessary licenses and permits to handle and transport hazardous material in the State of Texas. At present we have the neccessary licenses and permits to bid as a sub-contractor to a fully licensed hazardous waste site remediation service provider in the State of Texas. It is our intention to bid on various clean-up projects as either the sole contractor or as a sub-contractor for specific portions of the clean up plan. We will rely upon our licensing consultant to keep us informed as to the timing and requirements of specific bids. As of December 1, 2001, we have bid upon four sub contracting projects for contaminated soil and water removal and hauling servics. We were not the accepted bidder on one project and are still waiting for the two remaining projects to be awarded. These bids each represent over $1,000,000 in revenue for which we expect a 20% profit margin. However, there can be no assurances that we will be awarded these sub-contract or any other bids.

Commencing contaminated soil and water removal and hauling services as a sub-contractor is not initially expected to increase our operating expenses as we currently have the necessary equipment and personnel to handle the projects for which we have outstanding bids and we are not required to operating permits as a subconractor. In the event that that multiple, simultaneous projects become available we will either need to purchase additional equipment and hire additional personnel or further sub-contract out work. In any event, as contamination removal and hauling projects are awarded with compensatory draw schedules, as and when we are awarded projects, we will be able to collect start-up/materials draws to commence and sustain each job-site. However in the event we would seek or be required to obtain our own operating permits we would be required to commit significant human and capital resources which could result in increased operating costs. Such expenditures can be substantial and accordingly could have a material adverse effect on our finanical condition.

We estimate that we require approximately $250,000 to $500,000 to expand business as planned for the remainder of our current fiscal year. These funds will be used primarily for repayment of debt, equipment and marketing. However, in the event such funds are not obtained, we believe we can continue to operate at our present levels. Further reductions in operating expenses, particularly executive salaries may be required to operate within cash flow. Sources of capital will be sought primarily through the private placement of securities by our officers. While we do not believe commercial loans are available to us for operating expenses, debt financing of durable equipment is believed available through commercial lenders and equipment dealers.

                            Nannaco and Its Business

Since our incorporation in October of 1998, we have focused on industrial surface cleaning, surface protection and restoration. We specialize in:

     *  Pressure cleaning

     *  Pre-coating surface preparation

     *  Chemical coating on surfaces such as sidewalks and exterior walls

     *  Kitchen vent hood maintenance programs (primarily for restaurants)

     *  Providing historical preservation products and services

     *  Solid waste container maintenance

     *  Engine and machinery de-greasing

     *  Residential services

Management believes that we have developed efficient and useful systems for carrying out these activities which places us in a strong market position. As a result, we have determined a need to expand into additional markets.


Services
--------

We provide surface maintenance and restoration services to the residential and commercial markets. Much of our activity is based on custom tailored solutions to our client's individual problems.

Specifically, our services include, but are not limited to:


Pressure Cleaning
-----------------

Our pressure cleaning procedures vary with each application. We clean wood, glass, stone, concrete, masonry and exposed aggregate. Each requires a different cleaning approach. For example, the surface and other factors will determine whether we use water vs. steam, heat vs. cold, wide-area attachment vs. wand cleaning, sprayed-on or pump-injected chemical applications or water only cleaning. We maintain a complete line of equipment and accessories as well as a documented library of procedures for all applications. Since our incorporation, we have continued to add new processes, chemicals, equipment and technique documentation to our library as we develop new procedures. Currently, the trade association Power Washers of North America can certify the extensive nature of our pressure cleaning resources. NANNACO is a certified member of this trade association.

Among other tasks, we pressure clean solid waste containers, we de-grease engines with pressure, and we conduct fleet washing with pressure cleaning.

Pre-coating surface preparation for walls, exteriors, etc.
----------------------------------------------------------

Surface preparation usually follows pressure cleaning procedures. The primary difference between pressure cleaning and surface preparation is that preparation work requires either chemical or mechanical etching. That means that either high-friction equipment or chemicals such as very strong acids are used to prepare a surface to accept some type of sealant or coating. Two of the processes we employ for preparation work are sandblasting and shot-blasting, which is a process by which tiny metal ball bearings are propelled against horizontal epoxy surfaces to break out existing coating. We also use ultra-high-pressure water abrading systems, acid etching, and magnetized water saturating on limestone applications.

As with pressure cleaning, the processes utilized in surface preparation are as diverse as the substrate being prepared. We maintain a complete inventory of equipment and chemicals for common applications. We also subcontract certain types of high-rise set-up equipment to reduce liabilities.


Chemical coating applications for sidewalks and exterior walls
--------------------------------------------------------------

Following is a partial list of some of the types of coatings we apply:

     * Oil based, penetrating sealers for wood restoration
     * Silicon-based, encapsulating sealers for masonry and some stone applications
     * Acrylic sealers on exposed aggregate and other "high gloss" horizontal surfaces
     * Xyloxenes to eliminate porosity in sedimentary stones such as limestones

Chemical coatings incorporate three of our processes: pressure cleaning, surface preparation and the actual application of product.


Historical Restoration
----------------------

Historical Building Restoration is a process which incorporates three of our services: pressure cleaning, surface preparation, and coating application. We combine these services to provide the most delicate of our objectives, which is reducing or eliminating evidence of time (erosion or other damage) from a piece of historically significant architecture. These processes are often time consuming and labor intensive since pressure cleaning is generally substituted with steam applications, and acid etchers are replaced by milder solvents to achieve the type of substrate protection necessary to comply with many preservation society maintenance codes. We have provided restoration services on five projects for the South Texas Catholic Archdiocese in Texas to date.


Kitchen Vent Hood Maintenance
-----------------------------

Restaurants, delicatessens and other food service establishments generally have big exhaust systems mounted over their cooking equipment. These hoods collect grease and dirt, and can be hazardous if not properly maintained. Fire Marshals require hoods to be cleaned from the hanging hood and fan, all the way up the flue, through the ceiling and out the vents which are mounted on the roof. We begin on the roof, using a special synthetic de-greaser and steam machines at high pressure with a low flow-rat to clean the entire system down to the bare metal. We then check the safety system latches and tag the system for inspection by the Fire Marshal.


Fleet and Heavy Equipment Services
----------------------------------

We clean fleet service vehicles and de-grease engines on heavy equipment in order to keep them running cooler. This service is part of one of our regular preventative maintenance programs. Water temperatures range from 140-200 degrees Fahrenheit, and we use pressure anywhere from 3000 to 6000 psi. For aluminum trailers, we utilize acidizing techniques.


Solid Waste Containers
----------------------

We provide an on-site service for some of our waste management clients. We regularly visit receptacle sites and provide exterior cleaning, graffiti removal and touch-up painting on solid waste containers.


Residential Services
--------------------

We perform cleaning and sealing services for decks, patios, fences, arbors, sidewalks, driveways, exterior walls, and many outdoor furnishings such as furniture sets, planters, fountains and children's play sets. We offer complete restoration and preservation services in the exterior residential market.

Contaminated Soil and Water Removal and Hauling Services
--------------------------------------------------------

In the state of Texas there are currently an estimated 45,000 oil industry-related abandoned contaminated sites. We have chosen oil field site remediation as our entry point into this market. We are currently in negotiations with the state of Texas to clean up an abandoned salt-water decontamination site.

These sites are typically less than a half acre in size and our services will be sub-contracted from the State or other responsible party which drafts and supervises the entire cleanup process for the site. The sites are typically abandoned well drilling sites, some of which have pits or open tanks with used drilling equipment cleaning sludge. We expect our abandoned oil industry site remediation will involve the removal of contaminated water and sludge using vacuum pumps to tanker trucks to be delivered to a hazardous waste disposal site. We will also remove debris and the top layer of contaminated soil for transport to a disposal site. Well holes will be capped with concrete. Cleaned pits will be lined with a water impermeable layer and sealed with concrete.

We have obtained the permits for hazardous material transportation from the U.S. Department of Transportation. At present we are able to bid as a sub-contractor to a fully licensed hazardous waste site remediation service provider in the State of Texas. We have also obtained the full time service of key environmental personnel with the proper licenses and experience. The personnel include federally registered Environmental Compliance Officers, Department of Transportation-permitted Environmental Emergency and First Responders, EPA Hazardous Material Handlers, and Department of Defense-licensed Hazardous Material Waste Site Managers.

We are not required to obtain an EPA identification number or permit. EPA Identification numbers are fixed-site specific and must be obtained by the fixed-site owner who is the individual or entity which owns the contaminated property and is liable for its clean-up of each specific project.


Customer List
-------------

Our customers come from both the commercial and residential market sectors. The most typical commercial customer is a store or commercial truck company. A partial list of current customers includes San Antonio to Houston, Texas locations of American Freightways, Earth Grains, St. Mary's University, Allied Van Lines, Continental Airlines, North American Van Lines, HEB Grocery Company, Albertson's Groceries, the Kroger Company, Texas Disposal Systems, Southton Convenience Stores, Olmos Construction, TETCO, Fiesta Texas, Lozano Trucking, Diamond Shamrock, Otis Spunkmeyer Cookies, and Scobey Moving Services. The Archdiocese of San Antonio and the San Antonio Preservation Society have both recommended us for restoration and historic preservation work. We are on the Texas State Contracts Vendors list.


The Market
----------

We have not prepared or commissioned an in-depth study of the market for our services in south and central Texas or other urban, suburban or industrial areas of the United States. However, based upon our growth with limited marketing efforts, we believe that the market for our services exceeds our present and planned capacity. We believe that our market crosses many industrial classifications with hundreds of thousands if not millions of potential customers.

We believe the categories of potential customers include:

         Homeowners with decks, driveways and fences
         Retail businesses with outdoor exteriors and walkways
         Businesses using fleets of vehicles such as trucks, vans, earth moving equipment, airplanes, boats and ships
         Office building owners
         Historical building owners
         Businesses using oil, natural gas and mining equipment
         Restaurants
         Drilling Companies


Marketing Plan
--------------

Historically, referrals have been our largest source of new customers. During the current fiscal year we have begun a marketing campaign with direct mail advertising to potential residential customers. In addition, our residential specialist, Barry Hagendorf, is the host of a half hour, Saturday morning radio show focused on home improvement and maintenance.

Pricing
-------

Pricing for our services varies greatly depending on specific needs of each project, such as equipment, chemicals or personnel required. We periodically review the advertised prices of competitors for standard pressure washing and attempt to maintain commercial prices 25% below comparable competitor pricing. Our residential prices are 10 - 15% higher than most other local companies claiming similar services. However we believe that we provide a superior level of services, use the best people and materials available, and provide liability coverage for our work.

Competition
-----------

Our competitors tend to be relatively small businesses working primarily on referral basis. We believe the means of competition is predominately based upon customer satisfaction with timeliness and results. With respect to fleet washing, we also compete with the cost of in-house fleet cleaning. We also compete with a Houston, Texas based company which handles substantially larger commercial businesses than we do. This competitor has substantially greater resources than we do. Our strategy to compete with this competitor is primarily by servicing residential and smaller commercial projects that the competitor does not pursue.


Governmental Regulation
-----------------------

We are subject to general business regulations, including Texas and Federal environmental and hazardous material handling regulations. The majority of our services do not result in air pollution emissions or waste water discharge and no special environmental permits or licenses are required. However, projects that involve the cleaning and removal of hazardous waste do require specific permits which are obtained by the site owner or operator who then contracts with licensed handlers and disposal sites. We have applied for the necessary licenses from the State of Texas to conduct this portion of our business. In addition, our products are used by companies which are subject to regulation by various governmental agencies, such as the Environmental Protection Agency, Edwards Aquifer Authority, Texas Natural Resources Commission and the Bexar County Water District, and our services must comply with such regulations.


The environmental regulation of fleet-cleaning services involves the containment of the oil and grease runoff that results when large pieces of equipment are washed with pressure washers. The regulatory agencies include the U.S. Environmental Protection Agency and the Edwards Underground Water District because much of our work is performed within this district. We use a wastewater containment system that meets the standards set by the District and the Environmental Protection Agency. Our containment mat and pumping system allows our clients to meet Department of Transportation requirements set up to regulate the over-the-road trucking industry as well as Edwards aquifer restrictions.

We not need ot obtain an EPA identification number or permit to act as a sub-contractor for contaminated soil and water removal and hauling services with respect to brown field clean-up. EPA identification number are fixed-site specific and must be obtained by the fixed-site owner. This is the actual individual or entity which owns the contaminated property and is liable for the clean-up of each specific project. These numbers are not issued to clean-up and transport vendors or subcontractors which is the category into which we fall. Our participation in brown field reclamation projects consists of being sub-contracted for the removal and transport of contaminated soil and water.

We were issued a permanent Hazardous Waste Transportation Registration, Number 072400 851 0081, by the U. S. Department of Transportation. Annual registration costs for the license are $350.00. The permit allows us to evacuate hazardous materials from immediate response site remediation locations and deposit it at approved disposal locations. It also allows us to clean and pump runoff to tankers at oil cleanup operations. Costs associated with Environmental Emergency Response and Site Cleanup Operations include annual re-certification requirements for team members to meet the requirements of 29CFR1910.120, NAPA 472, and NFPA 1561, and purchase of specialized hazardous materials certified equipment. Costs for certification/re-certification courses for four team members total $2850.00 per year. Purchase of start-up equipment to meet regulatory agency certifications is estimated at $6,300.00.


On the state level, we are registered with the Texas Consolidated Master Bidder's List. Being on this list allows us to bid on State Contracts. Our only remaining registration requirement is a P-5 registration with the Railroad Commission of Texas. Our P-5 forms have been completed and are on file with the Railroad Commission. This form is processed after a bid is approved. The turnaround time for registration takes 1-2 business days after a bid has been accepted.

Employees
---------

As of December 1, 2001, Nannaco employed 15 people, all of whom are full-time individuals whose principal responsibilities are: Operations/Labor has 11 employees, Sales, Marketing and Customer Service has 2 employees, and Administration has 2 employees. Our staff is not presently covered by any collective bargaining or union relationship. Skilled labor is available from San Antonio and the surrounding communities with a population of approximately 1.5 million. We have a training program for all staff.

Properties
----------

Nannaco operates out of two primary locations, both located in the north-central area of San Antonio. The first is a 10,000 square foot warehouse facility housing all equipment, chemical inventories and operations offices. This facility is leased on a yearly basis at a cost of $19,200 per year.

Our second facility is our administrative office. We currently lease this 2500 square foot facility on a yearly basis at $34,632 per year. All administrative duties are conducted at this location.

           Security Ownership of Management and Principal Shareholders

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 15,335,342 shares outstanding as of December 1, 2001 plus 40,000 shares underlying exercisable options held by certain directors. The table also shows the number of shares of Common Stock beneficially owned as of December 1, 2001, by individual directors and executive officers and by all directors and executive officers as a group. The number of shares shown for Linda Morton and Mark Triesch include currently exercisable Options to acquire 20,000 shares of common stock at $1.00 per share expiring April 24, 2005 for each officer and director. The Joy Foundation is an unincorporated business trust organization. Jack Malone is the managing director.


Name/Address/Title                    Shares                      % Ownership
--------------------------------------------------------------------------------
The Joy Foundation                       1,443,400                  9.6%
2915 State Rd. 590 Ste.19
Clearwater, FL 33759

Andrew DeVries III                      11,000,000                 73.2%
President, CEO, Chairman
807 Arizona Ash
San Antonio, TX 78232

Linda Morton                                20,000                  0.1%
Director
1305 Woodbranch
San Antonio, TX 78232


Mark Triesch                                49,000                  0.3%
Director
353 South Hackberry Ave
New Braunfels, TX 78130

All Executive Officers and Directors    11,069,000                 71.9%
(3 persons)

                                   Management

The executive officers and directors of the Company and their ages are as follows:

Name                         Age     Position                     Position Since
--------------------------------------------------------------------------------
Andrew DeVries, III          34      President, CEO,                   1998
                                     Chairman of the Board

Linda Morton                 51      Secretary, Treasurer, Director    1998

Mark A. Triesch              41      Director                          1999



The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors.


Business Experience
-------------------

         Board of Directors/Executive Officers

ANDREW DEVRIES III is President of Nannaco, Inc. Mr. DeVries is also the Principal Shareholder. He founded the Nannaco in 1998 and has served as President since that time. Mr. DeVries develops the policies and objectives of the Nannaco. He manages market planning, advertising and public relations, and he directs sales and distribution. Prior to this, Mr. DeVries was Sales Director for Internet Direct, Inc. in San Antonio from 1994 to 1997. In 1993, Mr. DeVries founded DeVries and Associates, a financial services company and serves as its president until the founding of Nannaco. Mr. DeVries holds a Bachelor of Arts from North Texas State University and a Master of Arts from the University of North Texas.


LINDA MORTON is our Corporate Secretary, Treasurer and a Director. She has an officer and director of Nannaco and a a shareholder since October 1998. Prior to her position with Nannaco, Inc., Ms. Morton was Manager of the Classifieds Department, Texas City Sun Newspapers Corp. for five years, where she managed sales and staff operations. Ms. Morton's business experience includes administration, accounting and personnel.

MARK A. TRIESCH is General Counsel and a Director to the corporation. Prior to joining Nannaco, Inc. in September 1999, Mr. Triesch operated a general practice that concentrated on business litigation, real estate and family law. He earned his Juris Doctor's degree from St. Mary's University in San Antonio. Mr. Triesch also holds Bachelor's and Master's degrees in English from Texas A&M University, and taught American Literature and composition at the University of North Texas and Texas A&M University. Currently, he handles transactional matters for Nannaco, Inc., and acts in an advisory role concerning the day-to-day operations of Nannaco.

Key Employees
-------------

Operations


Jerry Birchard, Director of Residential Sales
Jerry Birchard has more than 11 years in sales and customer service. Previously he owned and operated a commercial grade tool business in South Texas.

Barry Hagendorf is our Residential Services expert. Mr. Hagendorf founded Deck and Patio Care in 1984 after recognizing a need in the local market of San Antonio. He has refinished over 1,700 residential decks. He earned a degree in Business Administration from Sam Houston State University.

Maintenance

Rick Watson, Director of Service Maintenance
Rick Watson is a graduate of West Texas State University. He entered the surface coating business in 1972 and has been refining restoration techniques and sealing applications ever since. In 1976, he participated in the restoration of the historic Menger and Crockett Hotels in San Antonio, and has since been involved in historic restorations throughout the Southwest. His company is the premier service provider for the renovation of high-rise structures because of the specially developed processes and equipment that he has created. His alignment with NANNACO, Inc., brings the two top service providers in the industry together and provides synergistic marketing opportunities to both entities.

Family Relationships
--------------------

Andrew DeVries III is the son of Linda Morton. There are no other family relationships between any Director, executive or person nominated or chosen by the Company to become a Director or executive officer.

                             Executive Compensation

Summary Compensation Table

The following table shows for the fiscal years ending September 30, 2001, 2000 and 1999, the compensation awarded or paid by the Company to its Chief Executive Officer and any of the executive officers of the Company whose total salary and bonus exceeded $100,000 US during such year (The "Named Executive Officers"):

                           Summary Compensation Table
-------------------------------------------------------------------------------------------------------
                                                             Long Term Compensation
-------------------------------------------------------------------------------------------------------
                         Annual Compensation      |              Awards         |  Payouts |
-------------------------------------------------------------------------------------------------------
          |           |        |        |  Other  |  Restricted |   Securities  |  LTIP    |  All Other
Name and  |    Year   | Salary |  Bonus |  Annual |    Stock    |   Underlying  |  Payouts |   Comp. ($)
Principle |           |  ($)   |        |  Comp.  |   Award(s)  |  Options/SARs |          |
Position  |           |        |        |   ($)   |     ($)     |       (#)     |  ($)     |
--------------------------------------------------------------------------------------------------------
A. DeVries     1999      $52,000     0         0            0             0           0             0
--------------------------------------------------------------------------------------------------------
A. DeVries     2000      $52,000     0         0            0             0           0             0
--------------------------------------------------------------------------------------------------------
A.  DeVries    2001      $28,058     0         0            0             0           0             0
--------------------------------------------------------------------------------------------------------

No other executive officer earned more than $100,000 US during the most recent fiscal year.


Employment Agreements and Executive Compensation
------------------------------------------------

Nannaco does not have written employment agreements with its executive officers. Andrew DeVries was paid a salary of $104,000 per annum effective October 1, 2000 until April 2001 when his salary was decreased to $52,000 per annum. Mr. DeVries took further salary reductions during the fiscal year ended September 30, 2001 to $24,000 per annum. Barry Hagendorff receives a salary of $96,800 per annum until April 2001 when his salary was decreased to $48,400 per annum. Linda Morton receives a salary of $39,000 per annum until April 2001 when her salary was decreased to $19,500 per annum. Mark Triesch receives a salary of $44,500 per annum until April 2001 when his salary was decreased to $26,000 per annum.

Compensation of Directors
-------------------------

Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.


Other Arrangements
------------------

The Company has the Nannaco 2000 Stock Option Plan which was adopted on April 20, 2000. The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to the employees, directors and officers of the Company the opportunity to acquire a proprietary interest in the Company by the grant of Options to such persons under the Plan's terms. The 2000 Plan reserved 5,000,000 shares for grant or issuance upon the exercise of options granted under the plan. Stock Options under the Plan will be granted by the Board of Directors or a Compensation Committee of the Board of Directors. The exercise prices for Options granted will be at the fair market value of the common stock at the time of the grant if a public market develops for the common stock or not less than the most recent price at which the Company had sold its common stock. As of December 1, 2001, the following options have been granted by Executive Officers and Directors under the plan:

Name                # of Shares Optioned      Ex. Price        Expiration Date
--------------------------------------------------------------------------------
Mark Triesch        20,000 shares             $1.00            April 24, 2005
Linda Morton        20,000 shares             $1.00            April 24, 2005


Termination of Employment and Change of Control Arrangement
-----------------------------------------------------------

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with the Company, or from a change in the control of the Company.


Transactions with Management, Promoters and Principal Shareholders
------------------------------------------------------------------

        Transactions with Management

On September 30, 2000 Nannaco's President, Andrew DeVries III, obtained the assignment of the repayment rights of a shareholder loan to the Company in the principal amount of $234,936 as of September 30, 1999. This debt was then paid through the offset of funds paid to Mr. DeVries during the fiscal year ended September 30, 2000.

In October 1998, Nannaco's President, Andrew DeVries, III contributed equipment valued in excess of $108,039 for 12,000,000 shares of common stock as part of the organization of the Company. Mr. DeVries paid $108,039 for these assets in 1998.

         Transactions with a Promoter

In 1999, Nannaco engaged the services of Harold T. Crum, a resident of Houston, Texas to assist with capital formation and provide advise as to Nannaco being a publicly held company. Mr. Crum is considered a promoter of Nannaco. 3,000,0000 shares of Nannaco common stock was issued to the following nominees of Mr. Crum for these purposes. The value of the shares issued to Mr. Crum was $3,000 based upon the par value of the shares. The shares were issued as follows:

Name                                                                      Shares
--------------------------------------------------------------------------------
Petty International, Inc.                                                300,000
WAPI                                                                     700,000
Ley Industries, Inc.                                                     600,000
Millennium Business Associates, Inc.                                     300,000
CPR Holdings, Inc.                                                       500,000
DPA Holdings                                                             600,000

Subsequently four individuals unrelated to the above entities contacted Nannaco to determine the status of their investment in Nannaco made through Mr. Crum. Nannaco never received any funds from Mr. Crum for these investments and in July 1999, Nannaco terminated its relationship with Mr. Crum. In March 2000 Nannaco completed the one million to one reverse split of its outstanding common stock in order to eliminate the shares paid to Mr. Crum and his associates. Nannaco subsequently learned that Mr. Crum was on probation from the District Court of Harris County, Texas for a conviction of offense of engaging in organized crime in connection with defrauding an IBM computer financing program. Nannaco believes that Mr. Crum's engagement as a consultant on publicly held company matters and his interstate travel on behalf of Nannaco violated the terms of his probation. In June 1999 Nannaco promised to pay the four individuals a total of $227,000. The promise to pay were given in consideration of the individuals' agreement to hold Nannaco harmless for any liability under federal and state securities laws and common law resulting from their payments to Harold Crum. In April 2000, the individuals agreed to convert the debt into common stock of Nannaco. A total of 434,000 shares were issued for conversion of these debts.

         Transactions with a Principal Shareholder


In April 2000, Nannaco sold 500,000 shares of its common stock to the Joy Foundation in conversion of a debt of $250,000. In June 2000, Nannaco sold
943.400 shares of its common stock to the Joy Foundation in a private placement. As a result of these transactions, the Joy Foundation currently holds 9.6% of our outstanding common stock.. The Joy Foundation is an unincorporated business trust organization. Jack Malone is the managing director.


Indemnification of Officers and Directors from Liability under the Securities Act of 1933
-----------------------------------------------------------------------------

The Nannaco Articles of Incorporation permit Nannaco to indemnify and hold harmless its officers and directors from any liability and expenses incurred by them as a result of being an officer or director. This right of indemnity would include any liability arising under the Securities Act of 1933. However, in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act is asserted by an officer or director in connection with the securities offered by this Prospectus, Nannaco will submit the question whether such indemnification by it is against public policy to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue. Submitting the question of indemnity for Securities Act liability to a court will not occur in the case of the payment of expenses incurred in the successful defense of any action, suit or proceeding or if in the opinion of its counsel the matter has been settled by controlling precedent.

        Market for Nannaco's Common Stock and Related Stockholder Matters


Market Information/Penny Stock Rules: Nannaco's common stock is not listed for trading on any recognized market. We believe that it is likely that our common stock will be characterized as penny stock. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

Securities Holders: As of December 1, 2001, Nannaco had 41 holders of record of its common stock of which 11,099,000 are restricted securities held by three members of Management which have held the shares for over one year. There are presently 15,335,342 shares of common stock outstanding as of December 1, 2001.

Dividend Plans: Nannaco paid no common stock cash dividends and has no current plans to do so.

Dilution

At September 30, 2001, the net tangible book value of our common stock was $0 per share. Assuming a public offering price of $1.00 per share by the Selling Securities Holders, there would be an immediate dilution of $1.00 per share or 100% to new investors. The actual price per share sold will be determined by each Selling Securities Holder and may be higher or lower than $1.00. Investors should be aware they are likely to experience approximately 100% dilution of the net tangible book value of their investment.


Settlement of Potential Claims by Issuance of Common Stock

In the first quarter of 1999, Nannaco engaged the services of Harold T. Crum, a resident of Houston, Texas to assist with capital formation and provide advise as to Nannaco being a publicly held company. Mr. Crum and several of his associates were issued 3,000,000 shares of common stock for these purposes. Subsequently four individuals contacted Nannaco to determine the status of their investment in Nannaco made through Mr. Crum. Nannaco never received any funds from Mr. Crum for these investments and in July 1999, Nannaco terminated its relationship with Mr. Crum. In March 2000 Nannaco completed the one million to one reverse split of its outstanding common stock in order to eliminate the shares paid to Mr. Crum and his associates. Nannaco subsequently learned that Mr. Crum was on probation from the District Court of Harris County, Texas for a conviction of offense of engaging in organized crime in connection with defrauding an IBM computer financing program. Nannaco believes that Mr. Crum's engagement as a consultant on publicly held company matters and his interstate travel on behalf of Nannaco violated the terms of his probation. In June 1999 Nannaco promised to pay these four individuals a total of $227,000. The promise to pay were given in consideration of the individuals' agreement to hold Nannaco harmless for any liability under federal and state securities laws and common law resulting from their payments to Harold Crum. In April 2000, the individuals agreed to convert the debt into common stock of Nannaco. A total of 434,000 shares were issued for conversion of these debts.

                            Description of Securities

Common Stock
------------

Nannaco is authorized to issue 50,000,000 shares of Common Stock, $.001 par value. There are presently 15,335,342 shares of common stock outstanding as of December 1, 2001. The holders of the Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of the stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of Nannaco, the holders of the Common Stock are entitled to receive the net assets of Nannaco in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of Nannaco. The outstanding shares of Common Stock will not be subject to further call or redemption and will be fully paid and non-assessable.

Preferred Stock
---------------

Nannaco is authorized to issue up to 10,000,000 shares of preferred stock. There are no shares of preferred stock outstanding as of December 1, 2001. The preferred stock can be issued in different series. The rights and preferences of different series of the preferred stock can be set from time to time by our Board of Directors. These rights and preferences may include class voting rights, specific dividend rights and priority over common stock with respect to assets of Nannaco upon liquidation.

Convertible Promissory Notes

In September 2000, Nannaco issued three convertible promissory notes in the total principal amount of $345,400. convertible promissory notes accrue interest at the rate of ten percent per annum and matured on September 25, 2001. The notes were converted into 377,742 shares of common stock at $1.00 per share in November 2001.

                            Selling Securities Holders

The following selling securities holders whose shares have been registered for public resale under the registration statement are set forth below:

Selling Securities     Securities Owned       Shares / %         Shares / %
Holder                     And Offered        Before Off.        After Offering

James Letsos, III               35,000         70,000 / *        35,000 / *
Dave Lennox                     30,000         60,000 / *        30,000 / *
Vinh Bao-Phong                   2,000          2,000 / *             0 / *
Eugenio Aguilar                  5,000          5,000 / *             0 / *
Linda Conley                     3,000          3,000 / *         3,000 / *
Edward Canahuati                10,000         10,000 / *        10,000 / *
Cameron Cappleman                1,000          1,000 / *          ,000 / *
Kenneth Davidson               200,000        416,000 / 2.7%    216,000 / 1.4%
Joseph Shunta                   40,000         80,000 / *        40,000 / *
The Joy Foundation             590,000      1,443,400 / 9.4%    853,400 / 5.6%
Robert Welch                     5,000          5,000 / *             0 / *
John Starnes                    15,000         15,000 / *             0 / *
Joseph Butler                   15,000         15,000 / *             0 / *
Ralph Polito                    15,000         15,000 / *             0 / *
Arthur W. Hughes                 2,000          2,000 / *             0 / *
Dwayne Muzny                     1,000          1,000 / *             0 / *
Michael Mason                    3,000          3,000 / *             0 / *
Jeff Sergent                     2,300          2,300 / *             0 / *
Hector Moreno                    5,000          5,000 / *             0 / *
Brad Stapp                       1,000          1,000 / *             0 / *
Brett Vallery                    1,000          1,000 / *             0 / *
Johnny Alexander                 2,000          2,000 / *             0 / *
Long H. Nguyen                   5,000          5,000 / *             0 / *
Roger N. Schmidt                50,000         50,000 / *             0 / *
Lavon Dan Baker                  4,500          4,500 / *             0 / *
Robert Martin                    1,200          1,200 / *             0 / *
Richard Beymer                     200            200 / *             0 / *
Carlivegen Enterprises         250,000        500,000 / 3.3%    250,000 / 1.6%
                               ------
Total                        1,495,000


The Joy Foundation is an unincorporated business trust organization. Jack Malone is the managing director.

Carlivegan Interprises is an unincorporated business trust organization. Genevieve Schiffmann is the managing director.

None of the selling securities holders have never held any position, office, or other material relationship with the Company.

The selling securities holders do not own any other securities of Nannaco.

                 Selling Securities Holders Plan of Distribution

Selling security holders may sell or distribute their shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including distributions to shareholders or partners or other persons affiliated with the selling securities holders.

The distribution of the selling securities holders shares may be effected from time to time in one or more transactions that may involve crosses or block transactions. These transactions may occur in any of the following ways:

1.   In Market Transactions;

2.   In Privately Negotiated Transactions with Investors;

3. Through the writing of options on the shares, whether such options are listed on an options exchange or otherwise.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

If the selling securities holders effect such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securities holders or commissions from purchasers of the shares for whom they may act as agent, which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved. Nannaco is not aware of any plan, agreement or understanding to use underwriters in the distribution of the shares. In the event an underwriter or underwriters are added to the offering, Nannaco will file a post effective amendment to reflect the underwriter's involvement in the offering.


Selling securities holders and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

Selling securities holders may pledge their shares from time to time in connection with such selling securities holders' financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this Prospectus.

The Company will not receive any of the proceeds from the sale of any of the shares by the selling securities holders.

Under the Exchange Act and applicable rules and regulations, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, the selling securities holders will be subject to applicable provisions of the Exchange Act and the rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling securities holders.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                                 Transfer Agent

The transfer agent with respect to the shares is ComputerShare Investor Services, Inc., Lakewood, Colorado.


                                  Legal Matters

The legality of the securities of the Company offered have been passed on for Nannaco by Dennis Brovarone, Attorney at Law, Littleton, Colorado.


                          Independent Public Accountant

The balance sheet as of September 30, 2001 and 2000 and the related statements of income, retained earnings, and cash flows incorporated by reference in this prospectus, have been included herein in reliance on the report of James J. Taylor Certified Public Accountant given on the authority of that firm as experts in auditing and accounting.

                               NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                              Financial Statements
                 For the years ended September 30, 2001 and 2000

TABLE OF CONTENTS                                                PAGE
                                                                NUMBER

Independent Auditors' Review Report on
Basic Financial Statements                                          1

Financial Statements:
     Balance Sheet                                                 2-3
     Statements of Income and Retained Deficit                      4
     Statement of Cash Flows                                        5
     Statement of Stockholders' Equity                              6
     Independent Auditors' Notes to Financial Statements           7-19

                                James J. Taylor
                          Certified Public Accountant




                Report of Independent Certified Public Accountant


The Board of Directors
NANNACO, INC.
9739 Cobb St., #1
San Antonio, Texas 78217

I have audited the balance sheet of NANNACO, INC. (a Texas corporation and development stage company) as of September 30, 2001 and 2000, and the related statements of operation and retained deficits, statement of cash flows, and the statement of stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my examination.

I conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. My audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NANNACO, INC. as of September 30, 2001 and 2000, and the results of its operations, changes in retained earnings, and cash flows for the years ended September 30, 2001, and 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming NANNACO, Inc. will continue as a going concern. As shown in the financial statements, the Company has a deficit from operations for the ended September 30, 2000, in the amount of $2,918,691, and for the year ending September 30, 2001, in the amount of $753,110. These conditions raise substantial doubt about the Company's continued existence. The financial statements do not include any adjustments that might result form the outcome of these uncertainties.



November 14, 2001



                                            /s/ James J. Taylor
                                            -------------------
                                            James J. Taylor,
                                            Certified Public Accountant




             555 IH 35 South, Suite 312 * New Braunfels, Texas 78130
                   Telephone(830)624-0100 * Fax (830)624-0300
                     e-mail address: james_j_taylor@msn.com

                                  NANNACO, INC
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                                 Balance Sheets
                           September 30, 2001 and 2000




                                     ASSETS
                                     ------
                                                         September   September
                                                          30, 2001    30, 2000
                                                         ---------   ---------
Current Assets:
       Cash on hand and in banks                                $0          $0
       Certificates of deposit                              42,244      40,624
       Cash held in escrow                                   2,472
       Accounts receivable
             Trade                                           2,100      20,304
             Employees                                       1,913
                                                          --------    --------
                  Total accounts receivable                  4,013      20,304
                                                          --------    --------

       Investment in mutual funds (at fair market value
             cost at September 30, 2000, $255,555)               0     267,913

Other Current Assets:
       Prepaids and deposits                                 2,390     117,325
                                                          --------    --------
                  Total current assets                      48,647     448,638



Fixed Assets:
       Equipment and fixtures                              190,936     192,485
       Vehicles                                             66,714      66,714
       Less: accumulated depreciation                      (95,732)    (58,924)
                                                          --------    --------
                  Net property and equipment               161,918     200,275

Other Assets:
       Notes receivable - investors                        109,000      51,000
       Accrued interest on investors notes receivable       11,132       1,013
                                                          --------    --------
                  Total other assets                       120,132      52,013
                                                          --------    --------


TOTAL ASSETS                                              $330,697    $700,926
                                                          ========    ========









            See Accountants' Report and Notes to Financial Statements
                                       -2-

                                  NANNACO, INC
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                                 Balance Sheets
                           September 30, 2001 and 2000




                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

                                                                  September     September
                                                                   30, 2001      30, 2000
                                                                  ---------     ---------
Current Liabilities:
   Bank overdrafts                                                   $5,341       $10,651
   Accounts payable - trade                                          48,276        20,792
   Accrued interest payable on loans                                 33,440         2,342
   Loan payable - brokerage firm                                                  132,797
   Conversion notes payable                                         317,975
   Current portion of notes payable                                  85,096        83,408
   Sales taxes payable                                               36,492        27,367
   Payroll taxes accured and/or withheld                             94,939        50,432
                                                                 ----------    ----------
              Total current liabilities                             621,559       327,789

Long-Term Liabilities:
   Installment notes payable                                         31,892        39,514
   Notes payable - banks (lines of credit)                           73,986        72,430
   Less: current portion                                            (85,096)      (83,408)
                                                                 ----------    ----------
              Net long-term debt                                     20,782        28,536
                                                                 ----------    ----------

Other Liabilities:
   Loans from shareholders                                           96,865             0
                                                                 ----------    ----------
              Total liabilities                                     739,206       356,325

Stockholders' Equity:
   Common stock (1,000 shares $1 par value authorized, 0 shares issued and outstanding at 09/30/01 and
          09/30/00)                                                       0             0
          (50,000,000 shares $0.001 par value authorized,
          14,957,600 shares issued and outstanding at
         at 09/30/01 and 09/30/00)                                   14,958        14,958
   Preferred stock - 10,000,000 shares authorized, none issued
         and outstanding                                                  0             0
   Paid in surplus                                                3,379,829     3,379,829
   Retained deficit                                              (3,803,296)   (3,050,186)
                                                                 ----------    ----------
              Total stockholder's equity                           (408,509)      344,601
                                                                 ----------    ----------

TOTAL LIABLITIES AND STOCKHOLDER'S EQUITY                          $330,697      $700,926
                                                                 ==========    ==========




            See Accountants' Report and Notes to Financial Statements
                                       -3-

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                 Statements of Operations and Retained Deficits
                 For the years ended September 30, 2001 and 2000



                                                      September     September
                                                       30, 2001      30, 2000
                                                    -----------     ---------
Income:
   Revenue                                             $290,917      $277,613
   Less: refunds and adjustments                              0        (2,975)
                                                     ----------    ----------
         Total                                          290,917       274,638
Cost of Sales:
   Wages                                                292,688       366,382
   Supplies                                              56,552        89,532
   Contract labor                                        49,343        30,993
                                                     ----------    ----------
         Total cost of sales                            398,583       486,907
                                                     ----------    ----------

Gross Profit (Loss)                                    (107,666)     (212,269)

Administrative and General:
   Advertising and public relations                      24,783        54,437
   Bank charges and wire fees                             6,774         3,931
   Consulting fees                                       27,542     1,049,000
   Cost of debt converted stock                                       509,500
   Gas, fuel and oil                                     20,155        35,122
   Bad debt expense                                                   139,762
   Bonus expense                                                        3,750
   Depreciation                                          36,808        37,752
   Dues and subscripitions                                1,320        10,311
   Equipment rental                                      12,280         7,055
   Insurance                                             21,465        28,352
   Claim settlement expense                                           435,000
   Legal and professional                               127,725        35,447
   Meals                                                                6,945
   Miscellaneous                                         11,688        18,077
   Office supplies                                        9,610        18,900
   Officer compensation                                 104,658       136,500
   Payroll tax expense                                   31,761        36,865
   Rent                                                  52,230        53,487
   Repairs and maintenance                               10,192        26,421
   Other taxes                                            1,056         5,506
   Stock registration expense                             1,488         1,924
   Telephone                                             20,571        33,864
   Trade show expense                                     3,328         1,967
   Travel and entertainment                              21,111        16,541
   Utilities                                              1,265         2,562
                                                     ----------    ----------
         Total administrative and general expenses      547,810     2,708,978
                                                     ----------    ----------

Income (Loss) from Operations                          (655,476)   (2,921,247)

Other Income (Expense)
   Interest income                                       12,862         2,692
   Dividend income                                       19,533           672
   Loss on disposition of assets                        (80,641)         (321)
   Unrealized gains (losses) on mutual funds                           12,358
   Interest Expense                                     (49,388)      (12,845)
                                                     ----------    ----------
         Total other income (expense)                   (97,634)        2,556
                                                     ----------    ----------

Net Income (Loss)                                      (753,110)   (2,918,691)

Retained deficit, beginning of period                (3,050,186)     (131,495)
                                                     ----------    ----------

Retained Deficit, End of Period                     ($3,803,296)  ($3,050,186)
                                                     ==========    ==========


Net (loss) per share of common stock                   ($0.0503)      $0.2916
                                                     ==========    ==========



            See Accountants' Report and Notes to Financial Statements
                                       -4-

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                            Statements of Cash Flows
                 For the years ended September 30, 2001 and 2000


                                                                            September    September
                                                                             30, 2001     30, 2000
                                                                            ---------    ---------
Cash flows from operating activities:
Net income (loss)                                                          ($753,110)  ($2,918,691)
   Adjustments to reconcile net income to net cash provided by operating activities:
         Non-cash items:
              Depreciation                                                    36,808        37,752
              Consulting fees                                                            1,049,000
              Cost of debt converted to stock                                              509,500
              Claims settlement expense                                                    435,000
                                                                          ----------    ----------
                                                                              36,808     2,031,252

         (Increase) decrease in certificates of deposit                       (1,620)      (35,624)
         (Increase) decrease in accounts receivable - trade                   18,204       154,060
         (Increase) decrease in accounts receivable - reserve                                2,634
         (Increase) decrease in accounts receivable - employee                (1,913)
         (Increase) decrease in accounts receivable - other                                 24,615
         Increase (decrease) in bank overdraft                                (5,311)        2,028
         (Increase) decrease in cash in escrow                                 2,472
         (Increase) decrease in mutual fund shares                           267,913      (255,555)
         (Increase) decrease in fair market value of mutual fund shares                    (12,358)
         (Increase) decrease in prepaid expense and deposits                 114,935       (85,079)
         Increase (decrease) in accounts payable                              58,583        18,922
         Increase (decrease) in loans payable - brokerage firm              (132,797)      124,122
         Increase (decrease) in notes payable
         Increase (decrease) in current portion of long-term debts             1,688        61,570
         Increase (decrease) in sales taxes payable                            9,124        (2,465)
         Increase (decrease) in payroll tax liabilities                       44,508        39,441
                                                                          ----------    ----------
            Total adjustments                                                412,594     2,067,563
                                                                          ----------    ----------

             Net cash provided (used) by operating activities               (340,516)     (851,128)

Cash Flows from investing activities:
   Cash advances (to) stockholders, and related accrued interest             (68,119)      (52,013)
   (Purchase) dispositions of fixed assets                                     1,550       (84,418)
                                                                          ----------    ----------
            Net cash provided (used) by investing activities                 (66,569)     (136,431)
                                                                          ----------    ----------

Cash Flows from financing activities: Proceeds (repayment) long-term debts:
         Loans from shareholders                                              96,863      (234,936)
         Installment obligations                                                            17,034
         (Repayment) - Installment obligations                                (7,621)       (5,440)
         Current portion to current liabilities                                 (132)         (256)
         Bank lines of credit                                                  2,550        50,850
         (Repayment)  - Bank lines of credit                                    (994)      (20,080)
         Current portion to current liabilities                               (1,556)      (61,314)
         Loans from individuals                                                            (32,950)
                                                                          ----------    ----------
                                                                              89,110      (287,092)

   Proceeds (redemption) of common stock:
         Redemption of fractional shares conversion
              from $1.00 par value to $0.001 par value                                     (14,800)
         Proceeds from private placement (net of cost of
              conversion of $314,072)                                                      921,453
         Proceeds from conversion debt issuance
              (net of costs of $154,105 for FYE 09/30/00)                    317,975       365,595
                                                                          ----------    ----------
              Net cash provided (used) by investing activities               407,085       985,156
                                                                          ----------    ----------

Net increase (decrease) in cash and equivalents                                    0        (2,403)

Cash and equivalents, beginning of period                                          0         2,403
                                                                          ----------    ----------

Cash and equivalents, end of period                                               $0            $0
                                                                          ==========    ==========

Schedule of noncash financing and investing activities:
   Common stock issued for services                                               $0    $1,049,000
   Cost of claims settlement                                                               435,000
   Cost of debt conversion                                                                 509,500
                                                                          ----------    ----------
                                                                                  $0    $1,993,500
                                                                          ==========    ==========



            See Accountants' Report and Notes to Financial Statements
                                       -5-

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                       Statements of Stockholders' Equity
         For the Period of October 20, 1998 (date of inception) through
                               September 30, 2001


                                                      SHARES COMMON STOCK                           DOLLARS
                                            ----------------------------------   -------------------------------------------------
                                            $1.00 PAR  $0.001 PAR        TOTAL    $1.00    $0.001    PAID IN    RETAINED
DATE                                           VALUE      VALUE         SHARES    STOCK     STOCK    SURPLUS     DEFICIT     TOTAL
----                                           -----      -----         ------    -----     -----    -------     -------     -----
         Balance at October 1, 1998                                                 $0        $0         $0          $0        $0
10/20/98 Original capitalization                500                       500      500                  500                 1,000
10/20/98 Property contributed by stockholder      0                         0                       108,039               108,039
02/15/99 Surrendered certificates              (300)                     (300)    (300)                 300                     0
06/01/99 Issued for services                          19,999,800   19,999,800             19,999                           19,999
09/30/99 Loss for period ending 09/30/99                                                                       (131,495) (131,495)
                                              ------------------------------------------------------------------------------------
                     Total 09/30/99             200   19,999,800  20,000,000       200    19,999    108,839    (131,495)   (2,457)
03/10/00 Reverse split (1,000,000 TO 1)        (200) (19,999,788)(19,999,988)                                                   0
                                              ------------------------------------------------------------------------------------
                     Sub Total                    0           12          12       200    19,999    108,839    (131,495)   (2,457)
03/31/00 Forward split (1 to 1,000,000)           0   11,999,988  11,999,988                                                    0
         Fractional redemption                                                    (200)                 199                    (1)
         Fractional redemption                                                            (7,999)    (6,800)              (14,799)
                                              ------------------------------------------------------------------------------------
                                                  0   12,000,000  12,000,000         0    12,000    102,238    (131,495)  (17,257)
05/22/00 Shares issued for services                       50,000      50,000         0        50     49,950                50,000
05/22/00 Shares issued for claim settlement              435,000     435,000                 435    434,565               435,000
05/22/00 Shares issued for debt                        1,029,200   1,029,200               1,019  1,028,172             1,029,191
                  less $154,105 costs                                                0             (154,105)             (154,105)
6/30/00  Shares sold at private placement              1,443,400   1,443,400         0     1,444  1,234,081             1,235,525
              less $314,072 costs                                                                  (307,563)             (307,563)
                                              ------------------------------------------------------------------------------------
                     Total 06/30/00               0   14,957,600  14,957,600         0    14,948  2,387,338    (131,495)2,270,791
         Shares issued for debt                                                               10     (6,509)               (6,499)
07/24/00 Shares issued for services                                                                 999,000               999,000
09/30/00 Loss for FYE 09/30/00                                                                              (2,918,691)(2,918,691)
                                              ------------------------------------------------------------------------------------
                     Total 09/30/00               0   14,957,600  14,957,600         0    14,958  3,379,829  (3,050,186)  344,601
09/30/01 Loss period ending 09/30/01                                                                           (753,110) (753,110)
                                              ------------------------------------------------------------------------------------
                     Total 09/30/01               0   14,957,600  14,957,600        $0   $14,958 $3,379,829 $(3,803,296)$(408,509)
                                              ====================================================================================

            See Accountants' Report and Notes to Financial Statements

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 1 - GOING CONCERN
------
         The accompanying financial statements of NANNACO, Inc. (a development stage company) have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has devoted substantially all of its efforts to financial planning, raising capital, diversification of services, and developing markets for existing and expanded services. These factors create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary, if the Company is unable to continue as a going concern.

         The Company has taken steps to curtail the operating losses for future periods. These steps include the reduction (not deferrals) of officers, directors and key personnel salaries, as well as cuts in every expense classification, where possible. Additionally, concentration has been focused on the sources of current customers and business, instead of spending time and money on new, untried sources of customer acquisition. Additionally, a three phase plan of business development has been implemented to increase current market share of existing business, extending to new geographic areas, and shifting focus to business segments which are not as weather sensitive, as is the current business core. With these plans in place, as well as guarding against additional one time charges to income, it is hoped the Company will be able curtail its operating losses.

Note 2 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
------
         POLICIES

   A.    ORGANIZATION AND NATURE OF THE BUSINESS
         NANNACO, INC. (The Company) was incorporated under the laws of the State of Texas on October 20, 1998, and began operations immediately. The Company provides industrial surface cleaning, surface protection, surface restoration, and other services to commercial and industrial businesses, as well to the owners of historical buildings, operating under the trade name of Surface Pro in order to relate to the principal business activity, since the NANNACO name does not indicate the type of business.

    B.   REVENUE AND COST RECOGNITION
          The Company provides its services on a direct basis. A sale is recognized when the service is provided and an account receivable is recorded or payment is received. The criteria for recording a sale is that all agreed services have been provided.

         Supplies and materials are purchased and consumed as necessary.

         The Company warranties its service within the standards and customs of the industry. Due to the immaterial amounts involved, refunds and adjustments are recognized when granted. No liability is accrued for this purpose and the adjustments and refunds are recorded on a cash basis. Due to the immaterial amount of the adjustments and refunds, management does not feel that this is a misleading method.

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 2 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
------   POLICIES (Continued)
     C.  USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Such estimates relate primarily to depreciable assets and their useful lives.

    D.   PROPERTY AND EQUIPMENT
         Equipment and vehicles are stated at cost. Depreciation is calculated on the straight- line method over the estimated useful lives of the assets for book purposes and the Modified Accelerated Cost Recovery System (MACRS) for tax purposes.

    E.   FEDERAL INCOME TAXES
         Provisions for income taxes are calculated on pretax income reported for financial statement purposes. Deferred income taxes or benefit from income taxes are provided through timing differences between the reporting of financial statement income and taxable income. These differences result primarily from the use of straight line depreciation for reporting purposes and Modified Accelerated Cost Recovery System for tax purposes. If material, these differences will be recorded as deferred income taxes or benefit from income taxes. Due to the accumulated deficit from inception to September 30, 2001, no deferred taxes or benefit from income taxes has been provided.

Note 3 - CERTIFICATES OF DEPOSIT
------
         On June 23, 2000, the Company invested in two certificates of deposit in the amounts of $20,000 each, earning interest at the rate of 5.75% annually. These certificates mature in one year from the date of purchase. These certificates matured June 23, 2001, and along with accrued interest, in the amount of $1,365, were renewed for one year at the interest rate of 3% per annum. Interest in the amount of $879 was accrued on both certificates. These certificates secure line of credit notes payable.

Note 4 - CASH HELD IN ESCROW
------
         On June 12, 2000, an amount of $20,000 was deposited into the Company attorney's escrow account for the payment of Company expenses associated with the attorney's activities. To September 30, 2000, expenses in the amount of $17,528 were paid out by the attorney for Company benefit. This left the balances of $2,472 on deposit at September 30, 2000, and this balance was expended during the year ended September 30, 2001. All of this activity has been included in the Company's books.

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 5 - ACCOUNTS RECEIVABLE
------
    A.   ACCOUNTS RECEIVABLE - TRADE
         The trade accounts receivable are recorded by the date of the invoice, which is the date the work is completed. The terms on the invoices are due upon completion, unless other arrangements are made prior to the beginning of the project. At September 30, 2001 and 2000, the balances of trade receivables were $2,100 and $20,304, respectively, which are deemed to be collectible in full.

    B.   ACCOUNTS RECEIVABLE EMPLOYEES
         For the period ended September 30, 2001, the accounts receivable from employees had a balance of $1,913. This account balance consisted of advances to several current employees of the Company, and are retired through payroll deductions.

Note 6 - INVESTMENT IN MUTUAL FUNDS
------
         On July 10, 2000, an amount of $520,000 was invested, through the brokerage firm of Salomon Smith Barney, in mutual funds and certificates of deposit in an effort to maximize earnings on idle funds. Therefore, these investments are treated as trading investments. These funds have been withdrawn as necessary for usage in operations. During the period, funds were withdrawn as necessary to meet obligations, leaving a cost basis of $255,555 invested at September 30, 2000. This amount had a market value of $267,913 at September 30, 2000. The increase in market value created an investment appreciation and an unrealized gain on investments of $12,358 at September 30, 2000.

                                               9/30/00            UNREALIZED
                                                MARKET              GAIN
                             FUND               VALUE      COST    (LOSS)
           ---------------------------------------------------------------
           Davis New York Venture Class B     $85,962    $85,000   $   962
           Pimco Innovation Fund               87,867     85,555     2,312
           MFS Utilities Fund Cl B             94,084     85,000     9,084
                                             --------    -------   -------

                                             $267,913   $255,555   $12,358
                                             ========   ========  ========

         Beginning in August, 2000, the Company was allowed to draw cash amounts as needed, using the invested funds as security. As of September 30, 2000, funds in the amount of $132,797 had been withdrawn (see Loans Payable Brokerage Firm) and was secured by the mutual funds investment. Interest in the amount $653 at the rate of 9.625% was charged for the month of September, 2000.


                                   (Continued)

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)


Note 6 - INVESTMENT IN MUTUAL FUNDS (Continued)
------
         On October 11, 2000, and January 5, 2001, mutual fund investments were liquidated to meet the cash needs for operations. These dispositions resulted in a net loss, based on historic cost, unrealized appreciation, and reinvested dividends. All investments were liquidated and a portion of the proceeds were utilized to retire the loans secured by the investments, as well as supplement operations. The following table details the transactions and the losses included in the statement of operations:
                                                      SALES           GAIN
         DATE     FUND                      PRICE     BASIS          (LOSS)
         --------------------------------------------------------------------
        10/11/00  Davis New York Venture   $10,384  $10,288      $       96
        10/11/00  Primco Innovation Fund    10,432   10,216             216
        10/11/00  MFS Utilities Fund Cl B   31,213   31,402            (189)
        01/05/01  Davis New York Venture    74,456   81,271          (6,815)
        01/05/01  Primco Innovation Fund    43,358   81,748         (38,390)
        01/05/01  MFS Utilities Fund Cl B   52,863   60,013          (7,150)
                                                                  -----------
                    Net loss from disposition of mutual funds      $(52,232)
                                                                   =========

Note 7 - PREPAIDS AND DEPOSITS
         The following schedule details the content of the asset Prepaids and
         Deposits:
                                                       09/30/01       09/30/00
           Final month's rent on warehouse             $      0       $  1,600
           Prepaid office lease                                         24,480
           Prepaid legal fees                                           87,382
           Prepaid interest on installment loan           2,390          3,863
                                                       -----------------------
                    Total prepaids and deposits        $  2,390       $117,325
                                                       ========       ========

         The final month's rent on warehouse facility and the prepaid office lease were absorbed into operating expenses during the fiscal year ended September 30, 2001, with occupancy of the facilities being terminated June 15, 2001.

         The prepaid legal fees was the result of an agreement between the Company and their legal counsel. A retainer of $100,000 was paid to the attorney for future services and applicable expenses. An amount of $5,000 per month plus expenses was to be taken into income by the attorney and a like amount expensed for legal expense by the Company. At September 30, 2000, an amount of $12,618 had been treated in this manner, leaving the amount shown as prepaid. On December 5, 2000, the attorney has refunded $45,000 to the Company, which reduced the amount prepaid at that time. All prepayments were utilized during the period ended September 30, 2001. This attorney is retained for SEC compliance issues, including prior placements and offerings, registration statements, and other SEC issues. There is no litigation pending, at this time.

         The prepaid interest amount carried on the balance sheet is the interest included in an installment loan on a vehicle purchased by the company. The amounts taken to expense each period are based on the straight line method over the life of the loan as each installment payment is made.

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)


Note 8 - EQUIPMENT AND FIXTURES AND VEHICLES
         Fixed assets are recorded at cost and are summarized as follows:

                                                        09/30/01     09/30/00
                                                        --------     --------
          Equipment                                     $190,936     $192,485
          Vehicles                                        66,714       66,714
                                                        --------     --------
              Total Fixed Assets (at Cost)              $257,650     $259,199
          Less Accumulated Depreciation from
              Inception (October 20, 1998) to
              September 30, 2001 and 2000               (95,732)      (58,294)
                                                        --------     ---------
           Net Fixed Assets at September 30,
              2001 and 2000                            $161,918      $200,275
                                                       ========      ========

         Depreciation expense charged against operations for the period ending September 30, 2001 totaled $36,808 and $37,752 for the year ended September 30, 2000.

Note 9 - Other Assets
------
     A.  Notes Receivable - Investors
         The Company has made advances to sixteen of its investors in the amounts of $109,000 at September 30, 2001, and $51,000 at September 30, 2000. These cash advances were secured by promissory notes due on January 1, 2003. These notes carry the provision of 9.75% per annum interest from the date of the advance to the due date.

     B.  Accrued Interest on Notes Receivable - Investors
         Interest accrual on Investors Notes Receivable retroactively accrued on the advances to investors from the date of the advance to September 30, 2001. This interest is due on January 1, 2003, along with the principal. Accumulated amounts were $11,132 at September 30, 2001, and $1,013 at September 30, 2000.

Note 10 - CURRENT LIABILITIES
-------
     A. Bank overdrafts on September 30, 2001 and September 30, 2000 in the amounts of $5,341 and $10,651 respectively, were created by the practice of writing checks at the end of the month and clearing the overdrafts by the first banking day of the following month.

     B. Trade accounts payable of $48,276 and $20,792 September 30, 2001 and September 30, 2000 were the amounts owed to suppliers, utilities and other monthly operating expenses at the end of the periods. These amounts are normally cleared during the month following the purchase, or as soon as possible thereafter.

     C. Accrued interest on loans and notes payable is accrued from the date of the last payment through September 30. The detail of this accrual through September 30, 2001 and 2000, is as follows:



                                   (Continued)

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 10 - CURRENT LIABILITIES (Continued)
-------
                                                       09/30/01     09/30/00

          Loans payable                                    $ 0           $ 0
          Frost Bank Lines of Credit                       594           624
          Installment note - Bank One                      663           935
          Bank One Line of Credit                          678           783
          Conversion notes payable                      27,888
          Loans from stockholders                        3,617           783
                                                       -------       --------
                   Total accrued interest payable     $ 33,440       $ 2,342
                                                      ========       =======

         The interest on the Auto One note is included in the balance and prepaid interest account. This is expensed on a monthly basis and has been expensed through September 30, 2001.

    D.   LOANS PAYABLE
         Included in current liabilities at September 30, 2000 is $132,797, which represents money owed to a brokerage firm's cash account. The stocks held by the brokerage firm secure these funds. Interest accrues on the balance at the rate of 9.625% and is charged the company on a monthly basis. For September 30, 2000 interest in the amount of $653 was included in the balance due the brokerage firm.

    E.  Conversion Notes Payable
         On December 7, 2000, an agreement was signed for the purchase of a NANNACO, Inc Convertible Promissory Note in the amount of $140,000. This note was for conversion to NANNACO, Inc. common stock, at the market price on the date of conversion. The maturity date is set as September 25, 2001 and the note contains the provision for the payment of 10% interest.

         On December 11, 2000, two additional agreements were signed for the purchase of the Company's Convertible Promissory Notes in the amount of $205,500. These notes were for conversion to NANNACO, Inc. common stock at the market price on the date of conversion. The maturity date is set as September 25, 2001 and the notes contain the provision for the payment of 10% interest.

         By mutual agreement with all parties, as of November 15, 2001, these notes were converted into NANNACO, Inc. $0.001 common stock at a value of $1 per share. Including accrued interest, this conversion resulted in the issuance of 377,742 shares of common stock.

      F. The accumulations in Sales Taxes Payable and Payroll Taxes Accrued and/or Withheld are the amounts due to government agencies for taxes. The Sales Taxes due is the aggregate unremitted amount due to the State of Texas for sales taxes applicable to commercial jobs. The Payroll Taxes are the employees' portions and the employers' portion of payroll taxes.

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 11 - LONG TERM LIABILITIES
-------
     A.  INSTALLMENT NOTES PAYABLE
         Installment obligations consist of two notes payable.
         The first note is secured by a vehicle and the endorsement of the Company President, for the purchase of a truck to transport Company equipment from one job site to another. Interest on this obligation is included in the note balance, and capitalized as a deferred charge. This interest is being amortized straight-line method over the term of the note. As of September 30, 2001 and 2000, the details are as follows:

                  Note payable to Auto One Acceptance Corporation, payable in 60 monthly installments of $390 each, secured by a 1994 GMC truck.


                                               09/30/01           09/30/00
            Original Amount                    $ 23,400          $  23,400
            Current Balance                    $  6,542          $  10,140
            Long-Term Portion                  $  1,862          $   5,460
            Portion due in twelve months       $  4,680          $   4,680
            Interest rate                         20.75%             20.75%
            Unamortized interest at 09/30      $  2,390          $   3,863



         On February 19, 2000, an installment loan was obtained from Bank One. This note is secured by the personal guarantee of the Company president and is payable in sixty monthly installments of $745 each. The interest rate is 10% per annum. The details at September 30, 2001 and 2000 are as follows:
                                                 09/30/01         09/30/00
            Original Amount                       $35,000          $35,000
            Current Balance                       $25,350          $29,374
            Long-Term Portion                     $16,410          $20,434
            Portion due in twelve months          $ 6,430          $ 6,298
            Interest Rate                             10%              10%
            Due Date                               Monthly          Monthly

    B.   NOTES PAYABLE - LINES OF CREDIT
         The Bank One line of credit loan was originated on July 15, 1999, and was secured by the personal guarantee of the Company president. The due date was July 15, 2001, with interest at prime plus 1.25% to be paid monthly. This note was renewed with the same terms and a new due date of July 15, 2002.
                                                09/30/01         09/30/00
           Available Amount                      $35,000          $35,000
           Balance September 30, 2000            $33,986          $34,980
           Long-Term Portion at 09/30/00         $     0          $     0
           Portion due in twelve months          $33,986          $34,980
           Interest Rate                    Prime plus 1.25%  Prime plus 1.25%
           Due date                             07/15/02         07/15/01

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 11 - LONG TERM LIABILITIES (Continued)
-------
    B.   NOTES PAYABLE - LINES OF CREDIT (Continued)
         Additionally, on June 21, 2000, the company established two new line of credit notes with the Frost National Bank. These notes are identical in structure and allow draws up to $20,000 each. Both notes are secured by certificates of deposit (See Note 3). The two notes were due June 21, 2001 and both require interest on the outstanding balance at the rate of 9.5% per annum. These notes were renewed with a new due date of June 21, 2002, and an interest rate of 5.00%. The summary of both notes at September 30, 2001, is as follows:
                                               Note #1    Note #2
                                               -------    -------
            Available Amount                   $20,000    $20,000
            Balances at 09/30/01               $20,000    $20,000
            Long-Term Portion at 09/30/01      $   -0-    $   -0-
            Portion Due in Twelve Months       $20,000    $20 000
            Interest Rate                         5.0%       5.0%
            Due Dates                         06/21/02   06/21/02

         At September 30, 2000, the summary is as follows:
                                               Note #1   Note #2
                                              --------  --------
            Available Amount                   $20,000   $20,000
            Balances at 09/30/00               $19,450   $18,000
            Long-Term Portion at 09/30/00      $   -0-   $   -0-
            Portion Due in Twelve Months       $19,450   $18,000
            Interest Rate                         9.5%      9.5%
            Due Dates                         06/21/01  06/21/01

Note 12- LOANS FROM SHAREHOLDERS
-------
         During the year ended September 30, 2001, the Company has been compelled to seek capital on an interim basis to support its operation. Two stockholders have provided the necessary cash advances to meet the requirements of the Company. These advances are evidenced by notes from the Company and bear interest at the rate of 10% per annum, with a due date of one year from the dates of the advances.

Note 13 - LEASE COMMITMENTS
-------
         For the year ended September 30, 2000, the Company leased a warehouse location and office space on an annual basis. The warehouse lease was in the amount of $18,674, payable in monthly installments of $1,600 per month, following an initial payment of $1,074. The final month's rent in the amount of $1,600 was on deposit with the lessor. A twelve month lease on the office space from June 15, 2000 through June 15, 2001 was prepaid in full at the inception of the lease. This lease was amortized each month in the amount of $2,886. Both of these leases expired on June 15, 2001, and were not renewed. All prepaid amounts were utilized as rent payments and are included in the Company's operations for September 30, 2001.



                                   (Continued)

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 13 - LEASE COMMITMENTS
-------
         On June 15, 2001, the Company relocated to new facilities, which offered a combination of warehouse space and office accommodations. This space is leased for one year payable at the rate of $1,300 per month. No prepayment was required.

Note 14 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS
-------
         The company was charted October 20, 1998 under the laws of the State of Texas. 1,000 shares of $1.00 par value common stock was authorized. Nine individuals were party to the initial capitalization of 500 shares at an issue price of $2.00 per share.

         Included in Paid-In Capital is $108,039, which represents equipment contributed by the company's president and founder. The valuation assigned by the board of directors is less than the original cost or the fair market value of the equipment.

         An additional 50,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.00 par value preferred stock was authorized in a charter amendment in 1999.

         Also, in 1999, the company issued 19,999,800 shares of the new par value ($0.001) per share common stock for services. Details as to the type of services and the number of shares is as follows:

        ------------------------------- -----------------------------
                Summary of Service           Number of Shares
        ------------------------------- -----------------------------
        Administrative and accounting                         73,000
        ------------------------------- -----------------------------
        Business development                               3,300,000
        ------------------------------- -----------------------------
        Corporate attorney                                 1,015,000
        ------------------------------- -----------------------------
        Employment                                             3,000
        ------------------------------- -----------------------------
        Company president                                 12,302,800
        ------------------------------- -----------------------------
        Procedure consultant                                   3,000
        ------------------------------- -----------------------------
        Public relations                                     300,000
        ------------------------------- -----------------------------
        Technical advisor                                      3,000
        ------------------------------- -----------------------------
        Trust shares for expansion                         3,000,000
        ------------------------------- -----------------------------
           Total                                          19,999,800
        ------------------------------- -----------------------------


         At a stockholders meeting in March of 2000 a 1,000,000 to 1 reverse stock split was approved. All certificates for under a 1,000,000 shares were canceled and the resultant amounts were refunded to the respective shareholders. Later in March, 2000, a 1,000,000 to 1 forward split was declared by the board of directors.

                                   (Continued)
                                      -15-

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 14 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS (Continued)
-------
         During 2000 the company became aware that certain individuals have raised money from five investors allegedly on behalf of the company. These investors had been promised NANNACO, INC. Common stock in exchange for cash. The company never received the funds raised from these investors. In an effort to protect the good name of the company, the board of directors agreed to honor the investment made by these individuals and issue them the appropriate number of shares in exchange for a Memoranda of Agreement not to take legal action against the company. A non-cash charge of $435,000 ($1.00 per share) was made against operations for the year ending September 30, 2000.

         In exchange for consulting services, public relations the company issued 50,000 shares of new par value ($.001 per share) common stock. Consulting fees of $50,000 ($1.00 per share) was charged (non-cash) against operations for the year ending September 30, 2000, and an increase in common stock of $50 and paid-in capital $49,950.

         Also in the fiscal year ended September 30, 2000, 1,029,200 shares of new par value ($.001) common stock was converted from debts held by certain individuals. This conversion converted $519,700 of debt received through April, 2000, and a charge against operations in the amount of $509,500. Allocation of the $1,029,200 (based on an issue price of $1.00 per share) was as follows:

----------------------------------------------- -----------------
Debt conversion                                          519,700
----------------------------------------------- -----------------
Non-cash charge against operations                       509,500
----------------------------------------------- -----------------
                                                       1,029,200
----------------------------------------------- -----------------
Less cash expenses relating to conversion                154,105
----------------------------------------------- -----------------
                                                         875,095
----------------------------------------------- -----------------


A regulation D private placement of 1,442,400 shares of new par value ($.001) common stock was held in 2000. These shares were sold at a $1.00 per share pursuant to Rule 506 of the Securities and Exchange Commission, and this is the value ($1.00) that is the benchmark for securities transactions during fiscal years 2001 and 2000.

The company president and founder also canceled 1,000,000 of his personal shares, and distributed these shares as gifts to selected individuals. Individual gifts ranged in size from 300 shares to 450,000 shares and were for uncompensated services rendered in assisting with the formation, organization and operation of the company in this development stage. A non-cash charge of $999,000 was made against operation at September 30, 2000.

                                  NANNACO, INC.
                          (A Development Stage Company)
                                            d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 15 - NET LOSS PER SHARE OF COMMON STOCK
-------
         In the computation of the net loss per share of common stock for the period, the retroactive stock splits and other changes in equity have been taken into consideration in this computation.

Note 16 - SEGMENTED DISCLOSURES
-------
     A. Reportable Segments - Due to the criteria for the selection of reporting segments, NANNACO,Inc. has seven reporting segments. These segments all meet one or more of the required criteria now or in past periods. These segments are classified by the type of customer to which the services are provided. The customers are divided into two categories, which are residential customers and commercial customers. The services performed for residential customers are wood restoration, stone restoration, sealing, and pressure washing. For commercial customers the service classifications are pressure washing, environmental services, and historical restoration.

          Residential wood restoration involves wood surface preparation, including chemical or mechanical stripping. Stone restoration involves essentially the same process, except on concrete and stone surfaces. The sealing service to residential customers is the chemical finishing process applied to either stone or wood surfaces, whether or not the surface is cleaned by the Company. Pressure washing for residential customers is general water and pressure cleaning of surfaces where water reclamation procedures are not a factor and need not apply.


          For commercial customers, the pressure washing is essentially the same service as offered to residential customers, only provided to commercial (business) customers. The environmental services offered to commercial customers is spill response and/or other specialized cleaning services that require water containment or special chemical processes and waste water removal. For historical restoration services to commercial customers, NANNACO, Inc. performs services similar to a combination of residential wood restoration and residential stone restoration, plus specialized cleaning and sealing procedures for historical structures.


     B. Measurement of Segment Profit or Loss and Segment Assets - The accounting policies of all the segments are the same as those described in the summary of significant accounting policies. Sales revenue and cost of goods sold for each segment can be determined on a segment basis. The remaining operating expenses are general corporate expenses, but are allocated to the various segments on the basis of the same percentages as result from the allocation of the cost of sales for the individual segments. Management feels that this is a fair allocation of the general corporate expenses to give a net profit from operations for each individual segment. The allocation for interest expense is based upon the same percentages. Since all fixed assets are jointly utilized by all segments, the depreciation expense is allocated to the segments by the percentage of revenue generated by the segment. Interest income and investment revenues are common to all segments, so this also is

                                   (Continued)
                                      -17-

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 16 - SEGMENTED DISCLOSURES (Continued)
-------
          allocated by the segment income percentage. Gains or losses on asset dispositions are also allocated by the income allocation method.


SCHEDULE OF SEGMENTED ACCOUNTS FOR THE YEAR ENDED SEPTEMBER 30, 2001:



                                                     RESIDENTIAL SEGMENTS
                                      --------------------------------------------------
                                      WOOD           STONE                     PRESSURE
                                      RESTORATION    RESTORATION     SEALING   WASHING
                                      -----------    -----------     -------   ---------
         Net sales                        81,781         37,786       61,150     15,610
         Interest income                   3,601          1,672        2,701        643
         Dividend income                   5,469          2,539        4,102        977
         (Loss) on disposition of
               assets                    (22,580)       (10,483)     (16,935)    (4,032)
         Interest (expense)              (12,347)        (6,421)     (11,853)    (1,482)
         Depreciation (expense)          (10,307)        (4,785)      (7,730)    (1,840)
         Segmented profits (loss)       (154,668)       (80,427)    (148,480)   (18,560)
         Allocation of fixed assets
               To segments                72,142         33,495       54,106     12,883

                                                   COMMERCIAL SEGMENTS
                                    -------------------------------------------
                                    PRESSURE  ENVIRONMENT   HISTORIC    COMPANY
                                    WASHING     SERVICES   RESTORATION  TOTALS
                                    -------------------------------------------
         Net sales                   17,234       61,282     16,074     290,917
         Interest income                772        2,701        772      12,862
         Dividend income              1,172        4,102      1,172      19,533
         (Loss) on disposition of
               assets                (4,838)     (16,935)    (4,838)    (80,641)
         Interest (expense)          (2,963)     (11,853)    (2,469)    (49,388)
         Depreciation (expense)      (2,208)      (7,730)    (2,208)    (36,808)
         Segmented profits (loss)   (37,120)    (148,480)   (30,933)   (618,668)
         Allocation of fixed assets
               To segments           15,459       54,106     15,459     257,650



                                   (Continued)
                                      -18-

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended September 30, 2001 and 2000

                            (See Accountants' Report)

Note 16 - SEGMENTED DISCLOSURES (Continued)
-------

SCHEDULE OF SEGMENTED ACCOUNTS FOR THE YEAR ENDED SEPTEMBER 30, 2000:

                                               RESIDENTIAL SEGMENTS
                                    -------------------------------------------
                                     WOOD       STONE                  PRESSURE
                                    RESTORATION RESTORATION  SEALING    WASHING
                                    -------------------------------------------
         Net sales                     46,948     19,137      91,885     13,395
         Interest income                  458        188         889        135
         Dividend income                  114         47         222         34
         Unrealized gain or (loss)
               on mutual funds          2,101        865       4,078        618
         (Loss) on disposition of
               securities                 (55)      (22)        (106)       (17)
         Interest (expense)            (1,412)   (1,670)      (2,827)    (1,284)
         Depreciation (expense)        (6,418)   (2,643)     (12,457)    (1,888)
         Segmented profits (loss)    (317,184) (374,854)    (634,369)  (288,350)
         Allocation of fixed assets
               To segments             44,064    18,144       85,535     12,960



                                                COMMERCIAL SEGMENTS
                                 ---------------------------------------------
                                 PRESSURE  ENVIRONMENT   HISTORIC      COMPANY
                                 WASHING    SERVICES    RESTORATION     TOTALS
                                 ---------------------------------------------
    Net sales                      18,469     64,697       20,107      274,638
    Interest income                   188        646          188        2,692
    Dividend income                    47        161           47          672
    Unrealized gain or (loss)
          on mutual funds             865      2,966          865       12,358
    (Loss) on disposition of
          securities                  (22)       (77)         (22)        (321)
    Interest (expense)             (1,284)    (2,441)      (1,927)     (12,845)
    Depreciation (expense)         (2,643)    (9,060)      (2,643)     (37,752)
    Segmented profits (loss)     (288,350)  (547,864)    (432,524)  (2,883,495)
    Allocation of fixed assets
          To segments              18,144     62,208       18,144      259,199



   C.  RECONCILIATION OF SEGMENTED AMOUNTS:
                                                             PERIOD ENDED
                                                         9/30/01      9/30/00
                                                         -------      -------
       Interest income                                   $12,862       $2,692
       Dividend income                                    19,533          672
                Unrealized gain (loss) on mutual funds                 12,358
       (Loss) on disposition of securities               (80,641)        (321)
       Interest (expense)                                (49,388)     (12,845)
       Depreciation (expense)                            (36,808)     (37,752)
       Segmented profits (loss)                         (618,668)  (2,883,495)
                                                       ---------- ------------
       Net income (loss) to retained earnings          $(753,110) ($2,918,691)
                                                      =========== ============

AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES UNDERLYING THE CLASS A WARRANTS OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES AND THE CLASS A WARRANTS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

TABLE OF CONTENTS

Prospectus Summary                                                        2
Risk Factors                                                              3
Where You Can Get Additional Information                                  5
Management's Discussion and Analysis                                      6
of Financial Condition
Nannaco and its Business                                                 13
Security Ownership of Management and Principal Shareholders              19
Management                                                               20
Executive Compensation                                                   21
Transactions with Management, Promoters and Principal Shareholders       23
Market for Nannaco's Common Stock and Related Stockholder Matters        25
Description of Securities                                                26
Selling Securities Holders                                               27
Selling Securities Holders Plan of Distribution                          28
Transfer Agent                                                           29
Legal Matters                                                            29
Independent Public Accountant                                            29
Financial Statements                                                    F-1

UNTIL ______, 2001 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                   NANNACO, INC.
                                      LOGO
                            -------------------------
                                   PROSPECTUS
                            -------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Texas Business Corporations Act

Article 2.02-1 sections J and O of the Texas Business Corporations Act contains provisions authorizing indemnification by the Company of its directors, officers, employees or agents against certain liabilities and expenses which they may incur as our directors, officers, employees or agents of certain other entities. Section H also provides that such indemnification may include payment by us of expenses incurred in defending a civil or criminal action or a proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the indemnified person to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of Nannaco, Inc., or such other entities. Section R also contains provisions authorizing us to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not we would have the power to indemnify such person against such liabilities under the provisions of the Section.

The indemnification and advancement of expenses provided pursuant to Article
2.02 are not exclusive, and subject to certain conditions, we may make other or further indemnification or advancement of expenses of any of our directors, officers, employees or agents. Because the Articles of Incorporation, as amended, do not otherwise provide, notwithstanding our failure to provide indemnification and despite a contrary determination by the Board of Directors or our shareholders in a specific case, a director, officer, employee or agent who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section H, J, O or R because he has been successful on the merits, or because we have the power to indemnify on a discretionary basis pursuant to the statute or because the court determines that the petitioner is fairly and reasonably entitled indemnification or advancement of expenses or both in view of all the relevant circumstances.


Articles of Incorporation and By-Laws

Our Articles of Incorporation and By-Laws, as amended, empower us to indemnify current or former directors, officers, employees or agents serving at our request in such capacities in any other enterprise or persons who have served at our request in such capacities in any other enterprise to the full extent permitted by the laws of the State of Texas.

Limitation on Liability

Our Articles of Incorporation eliminate directors' and officers' liabilities to the maximum extent permitted under Texas Law. Thus, even if an officer or director loses a lawsuit, it is possible, unless such officer or director was guilty of gross negligence or willful misconduct in the performance of his/her duties, that we or our insurance carrier will pay the amount of such judgement or settlement and reasonable legal fees.

Article 2.02 of the Texas Business Corporation Act provides that a director is not liable for damages to any person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and director's breach or failure to perform constitutes (i) a violation of criminal law (ii) a transaction from which the director received an improper benefit, (iii) an unlawful distribution, conscious disregard for the best interest of the corporation or willful misconduct in connection with a suit by or in the right of the corporation or by or in the right of a shareholder, or (iv) recklessness or an act of omission in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in connection with a proceeding by or in the right of someone other than the corporation or a shareholder.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                      $     440
NASD Filing Fee                            NA
Printing Expenses                      10,000
Accounting Fees and Expenses           35,000
Legal Fees and Expenses                50,000
Blue Sky Fees and Expenses              5,000
         Total Estimated Expenses    $110,440

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities, which were not registered under the Securities Act of 1933, as amended, as follows:

Shares issued pursuant to Section 4(2)

Date              Name                           # of  Shares      Consideration
-------------------------------------------------------------------------------
10/04/99          Mark Triesch                       1,015,050     $ 1,015
10/04/99          Andrew DeVries II                      8,000     $     8
10/04/99          Ian Wellborn                           3,050     $     3
10/04/99          Mark Sarlo                             3,050     $     3
10/04/99          Andrew DeVries III                12,297,800     $12,298
10/04/99          Linda Morton                           8,000     $     8
10/04/99          Albert Limon                           3,015     $     3
10/04/99          Clifford Munson                       27,035     $    27
10/04/99          W.M. Jackson                          35,000     $    35
10/04/99          Petty International, Inc.            300,000     $   300
10/04/99          WAPI                                 700,000     $   700
10/04/99          Ley Industries, Inc.                 600,000     $   600
10/04/99          Millennium Business
                  Associates, Inc.                     300,000     $   300
10/04/99          CPR Holdings, Inc.                   500,000     $   500
10/04/99          DPA Holdings                         600,000     $   600
10/04/99          R. Jay Casell                        600,000     $   600
                                                       -------
                               Total                17,000,000     $17,000


These shares were issued without consideration pursuant to the Nannaco's organizational plans in anticipation of future fund raising. The value of the transactions is shown at par value of $.001 per share. The shareholders are officers and directors of Nannaco, their family members or consultants of the Nannaco. The shareholders were provided and had unlimited access to all material information regarding Nannaco as a result of their relationship with the Nannaco or its officers and directors. On March 10, 2000, holders of 97% of these outstanding shares of common stock voted to reverse split the outstanding shares of common stock on the basis of one new share for every 1,000,000 shares held. Fractional shares were redeemed at the rate of .00185. After the reverse split Andrew DeVries III was the sole remaining shareholder with 12 shares. On March 31, 2000, Mr. DeVries as the sole shareholder voted to forward split his 12 shares on a million shares for one basis.


Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Nannaco. Each shareholder was a sophisticated investor at the time.

Shares Exchanged for Promissory Notes

Promissory
Note                                                             Consideration
Date              Name                           # of  Shares   Prom. Note Prin.
-------------------------------------------------------------------------------
08/98             Mark Sarlo                        50,000           $5,000
10/98             Mark Triesch                      29,000          $14,500
04/99             James Letsos, III                 70,000          $35,000
05/99             Dave Lennox                       60,000          $30,000
06/99             Vinh Bao-Phong                     2,000           $2,000
06/99             Eugenio Aguilar                    5,000           $5,000
06/99             Linda Conley                       3,000           $3,000
06/99             Edward Canahuati                  10,000          $10,000
07/99             Cameron Cappleman                  1,000           $1,000
07/99             Kenneth Davidson                 416,000         $208,000
09/99             Joseph Shunta                     80,000          $40,000
10/99             Kenneth Triesch                   40,000          $20,000
11/99             The Joy Foundation               500,000         $250,000
12/99             W.M Jackson                       70,000          $35,000
12/99             Robert Welch                       5,000           $5,000
12/99             Robert Martin                      1,200           $1,200
12/99             Richard Beymer                       200             $200
01/00             John Starnes                      15,000           $5,000
01/00             Joseph Butler                     15,000           $5,000
01/00             Ralph Polito                      15,000           $5,000
01/00             Arthur W. Hughes                   2,000           $2,000
01/00             Dwayne Muzny                       1,000           $1,000
01/00             Michael Mason                      3,000            3,000
02/00             Jeff Sergent                       2,300           $2,300
02/00             Hector Moreno                      5,000           $5,000
02/00             Brad Stapp                         1,000           $1,000
02/00             Brett Vallery                      1,000           $1,000
02/00             Johnny Alexander                   2,000           $2,000
03/00             Long H Nguyen                      5,000           $5,000
03/00             Roger N. Schmidt                  50,000          $25,000
06/99             Lavon Dan Baker                    4,500           $4,500

                               Total:            1,464,200



Except for the five shareholders described in the next sentence, the above shareholders lent the principal amounts to Nannaco on the dates listed. Engenio Aguilar, Linda Conley, Edward Canahauti and Kenneth Davidson surrendered promissory notes in these principal amounts which were given in consideration of the shareholders' agreement to hold Nannaco harmless for any liability to the shareholder resulting from the shareholders' payments to a Harold Crum of Houston, Texas which the shareholder had believed to be for an investment in Nannaco. The debt was converted into common stock of the Company in April, 2000. The shareholders were provided and had unlimited access to all material information regarding Nannaco.

Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended for the issuance of the original promissory notes and the conversion into equity securities. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Nannaco. Each shareholder was a sophisticated investor at the time.

Shares Issued in Regulation D Offering

Date              Name                           # of  Shares      Consideration
--------------------------------------------------------------------------------
06/00             The Joy Foundation                  943,400           $943,400
06/00             Carlivegen Enterprises              500,000           $500,000
                                                      -------           --------
                                 Total              1,443,400         $1,443,400
Shares issued in Regulation D Offering

The Shares were sold at $1.00 per Share in June, 2000 pursuant to the Rule 506 safe harbor. These sales were entirely private transactions pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchasers who were all accredited investors. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by Nannaco.


Shares Issued for Services

Date of
Grant       Name                  # of  Shares           Consideration
-------------------------------------------------------------------------------
05/00       Stephen P. Payne      50,000                 Services


Shares Issued for Services

The shares issued for services are for compensation to a Nannaco consultant, pursuant to the exemption contained in Section 4(2) of the Securities Act. The shareholder was provided and had unlimited access to all material information regarding Nannaco as a result of his employment. With respect to the sale, Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by Nannaco.

Nannaco has recorded $50,000 of expense for the issuance of these shares.


Convertible Promissory Notes

Date              Name                               Note Principal
-------------------------------------------------------------------
12/07/00          West Face Investments, Inc.        $140,000
12/11/00          Professional Trust Management      $105,500
12/11/00          Uncle John's Other Band            $100,000


Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended for the issuance of the convertible promissory notes. The promissory notes mature on September 25, 2001, accrue interest at the rate of ten percent per annum and may be converted at the option of the holder at any time for the average closing bid price for Nannaco common stock for the five days prior to the date of conversion. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by Nannaco. Each shareholder was a sophisticated investor at the time.


ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1   -- Articles of Incorporation*
3.2   -- Bylaws*
4.1   -- Form of Common Stock Certificate*
5.1   -- Opinion of Dennis Brovarone, Attorney at Law
23.1  -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2  -- Consent of James J. Taylor, Certified Public Accountant
99.1  -- Imbiber Agreement*

*Previously filed

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Antonio, Texas, on December 1, 2001

NANNACO, INC.

BY: /s/  Andrew DeVries III
    -----------------------
Andrew DeVries III, President

   /s/   Linda Morton
   ------------------
Linda Morton, Chief Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                      TITLE                          DATE

/s/ Andrew DeVries III         President, Chief Executive     December 1, 2001
    ------------------         Officer and Director
    Andrew DeVries III

/s/ Linda Morton
    ------------
    Linda Morton               Secretary, Treasurer, Director December 1, 2001

/s/ Mark A. Triesch
    ---------------
    Mark A. Triesch            Director                       December 1, 2001